                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

  Filed by the registrant [x]
  Filed by a party other than the registrant [ ]
  Check the appropriate box:
  [ ] Preliminary proxy statement
  [x] Definitive proxy statement
  [ ] Definitive additional materials
  [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                        SEEQ TECHNOLOGY INCORPORATED
________________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)


                        SEEQ TECHNOLOGY INCORPORATED
________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):
    [x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
________________________________________________________________________________

    (2)   Aggregate number of securities to which transactions applies:
________________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
________________________________________________________________________________

    (4)   Proposed maximum aggregate value of transaction:
________________________________________________________________________________

    [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)   Amount previously paid:
________________________________________________________________________________

    (2)   Form, schedule or registration statement no.:
________________________________________________________________________________

    (3)   Filing party:
________________________________________________________________________________

    (4)   Date filed:
________________________________________________________________________________

                          SEEQ TECHNOLOGY INCORPORATED
                             47200 Bayside Parkway
                           Fremont, California 94538

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 March 23, 1995

TO OUR STOCKHOLDERS:

  You are invited to attend the Annual Meeting of Stockholders of SEEQ TECHNOLOGY INCORPORATED, a Delaware corporation (the "Company"), to be held on Thursday, March 23, 1995 at 3:00 p.m., local time, at the offices of the Company at 47200 Bayside Parkway, Fremont, California 94538, for the following purposes:

  1.   To elect directors to serve for the ensuing year.

  2. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 24, 1995.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

  Only stockholders of record at the close of business on February 7, 1995, are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

                                              By order of the Board of Directors


                                              RALPH J. HARMS
                                              Secretary
Fremont, California
February 15, 1995



  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                         SEEQ TECHNOLOGY INCORPORATED

                               PROXY STATEMENT

                  FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                         SEEQ TECHNOLOGY INCORPORATED

                           TO BE HELD MARCH 23, 1995

GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SEEQ Technology Incorporated, a Delaware corporation (the "Company" or "SEEQ"), of proxies to be voted at the Annual Meeting of Stockholders to be held on March 23, 1995, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on February 7, 1995 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 3:00 p.m. at the principal executive offices of the Company located at 47200 Bayside Parkway, Fremont, California 94538.

  It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about February 15, 1995.

VOTING RIGHTS

  The close of business on February 7, 1995 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, the Company had 25,818,152 shares of its common stock, $0.01 par value, outstanding and entitled to vote at the Annual Meeting. Holders of common stock are entitled to one vote for each share of common stock so held. A majority of the shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

  If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy card is solicited by the Company's Board of Directors (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock represented by such proxy will be voted FOR Proposals 1 and 2. Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement.
If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

  An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration. Abstentions and broker non-votes each are included in determining the number of shares present and voting at the Annual Meeting and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.





                                       1.

  The Annual Report of the Company for the fiscal year ended September 25, 1994 has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

  Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or may be revoked by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

  The Company will bear the cost of solicitation of proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.





                                       2.

                               PROPOSAL NO. 1:

                            ELECTION OF DIRECTORS

  Each director to be elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until a successor for such director is elected and has qualified, or until the death, resignation, or removal of such director. There are four nominees, each of whom is currently a director of the Company. Each of the Company's current directors, other than Charles C. Harwood, was elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nominees named below. Mr. J. Daniel McCranie is not standing for re-election to the Board of Directors and will cease to be a Director effective as of the date of the Annual Meeting. The four candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than four nominees.

NOMINEES

  Set forth below is information regarding the nominees to the Board of Directors.

       Name                   Age
       ----                   ---
   Alan V. Gregory             61
   Charles C. Harwood          67
   Phillip J. Salsbury         52
   Peter C. Chen               55


  Alan V. Gregory has served as a member of the Board of Directors of the Company since August 1992 and has served as the Company's Chairman of the Board since October 1993. Since 1983, Mr. Gregory has been President, Chief Executive Officer and Chairman of the Board of Directors of XECOM, Inc., a modem manufacturer. From 1978 to 1983, Mr. Gregory was a private investor. From 1975 to 1978, he served as Vice President and General manager of the MOS Divisions of Fairchild Semiconductor Incorporated, a semiconductor manufacturer. From 1969 to 1975, Mr. Gregory was employed by Signetics Corporation, a semiconductor manufacturer, and served as Corporate Vice President and General manager of the Analog Division from 1973 to 1975. Mr. Gregory was also a co-founder of Omni Technology Incorporated, an electronics test services company, and served as one of its directors from 1980 to 1986.

  Charles C. Harwood has served as a member of the Board of Directors of the Company since May 1994. Since December 1992, Mr. Harwood has been an independent management consultant. From 1985 through December 1992, Mr. Harwood was a co-founder of The Quality Improvement Company, a management consulting firm. From 1970 through 1985, Mr. Harwood served as President of Signetics Corporation. Mr. Harwood is also a director of XECOM and North American Management Company, an investment advisory firm.

  Phillip J. Salsbury, a founder of the Company, has served as the Company's President and Chief Executive Officer since October 1993. Dr. Salsbury has served as a member of the Board of Directors since





                                       3.

the founding of the Company in 1981 and, from 1981 through September 1993, served as the Company's Vice President, Chief Technical Officer and Secretary. From 1973 until 1980, Dr. Salsbury served in various engineering management positions for Intel Corporation, a semiconductor manufacturer. Dr. Salsbury is a co-inventor under nine patents in the area of MOS (metal oxide silicon) devices and circuits.

  Peter C. Chen has served as a member of the Board of Directors of the Company since January 18, 1994. Since December 1992, Dr. Chen has been Chairman of Specom Technology Corporation, a multimedia communications subsystem manufacturer, and President of Crosslink Semiconductor Corporation, a semiconductor design company. From December 1991 to May 1992, Dr. Chen was the Chairman of Mosel-Vitelic Corporation, a semiconductor manufacturer. From 1983 to December 1991, Dr. Chen served as the President and CEO of MOS Electronics Corporation, a semiconductor manufacturer. Dr. Chen received a Ph.D. in Electrical Engineering from Cornell University in 1971. Dr. Chen was appointed to the Board of Directors of the Company pursuant to the right of Hualon Microelectronics Corporation to designate one member of the Board of Directors for election by the stockholders. See the "Certain Transactions" section below.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.


BOARD MEETINGS AND COMMITTEES

  The Board of Directors held ten (10) meetings during fiscal 1994. Each director, other than Mr. McCranie and Mr. Chen, attended more than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year, or portion of the fiscal year, during which such director served as a member of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served.

  The Audit Committee of the Board of Directors recommends engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system and its system of internal controls. This committee, which consists of Directors Gregory and Harwood, held two (2) meetings during fiscal 1994.

  The Compensation Committee of the Board of Directors has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit plans. This committee, which consists of Directors Gregory, Harwood and Salsbury, held one
(1) meeting during fiscal 1994.

  The Stock Option Committee of the Board of Directors has the exclusive authority to administer the Company's Restated 1982 Stock Option Plan (the "1982 Stock Option Plan") and to make stock option grants under the Plan, including grants to executive officers. This committee, which consists of Directors Gregory and Harwood, held one (1) meeting during fiscal 1994.

  The Nominating Committee of the Board of Directors nominates persons to serve on the Board of Directors. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for consideration by the nominating Committee may submit such recommendation to Mr. Alan V. Gregory, Chairman of the Board of Directors, SEEQ Technology Incorporated, 47200
Bayside Parkway, Fremont, California 94538. This Committee, which consists of Directors Gregory, Harwood and Salsbury, held one (1) meeting during fiscal 1994.





                                       4.

DIRECTOR COMPENSATION

  It is the general policy of the Company that each non-employee director of the Company who is not appointed as a director pursuant to any contractual or other right or arrangement be paid $2,000 for each quarterly meeting of the Board of Directors attended and $1,000 for certain additional Board or committee meetings attended. In addition, each such director is eligible for reimbursement in accordance with Company policy for expenses incurred in connection with his attendance at meetings of the Board of Directors and the committees thereof.

  Under the Company's 1989 Non-Employee Director Stock Option Plan (the "1989 Stock Option Plan"), an individual who is not an employee of the Company and has not been appointed or elected as a director pursuant to any contractual or other right or arrangement will receive an automatic option grant for 20,000 shares of the Company's common stock upon becoming a member of the Board, and each such individual who continues to serve as a non-employee Board member will receive additional automatic option grants, each for 10,000 shares, at annual intervals over his period of Board service, beginning with the second Annual Stockholders Meeting following his initial election or appointment to the Board. Under this Plan, Mr. Gregory received a 20,000 share option grant in August 1992 with an exercise price of $1.4375 per share, and a 10,000 share option grant in February 1994 with an exercise price of $1.375 per share; and Mr. Harwood received a 20,000 share option grant in April, 1994 with an exercise price of $1.125 per share. Each option granted under the 1989 Stock Option Plan will have an exercise price per share equal to the fair market value of the Company's common stock on the automatic grant date and will have a maximum term of 10 years. The option will become exercisable for all the option shares upon the optionee's completion of 6 months of Board service measured from the grant date, but any shares purchased under the option will be subject to repurchase by the Company, at the original exercise price paid per share, should the optionee cease Board service prior to vesting in the purchased shares. Each 20,000 share option grant will vest in two equal annual installments over the optionee's period of Board service measured from the grant date, and the 10,000 share option grant which will be made to each eligible non-employee Board member at the time of the 1995 Annual
Stockholders Meeting will vest upon that individual's completion of two years of Board service measured from the grant date. However, the shares subject to each outstanding option grant under the 1989 Stock Option Plan will immediately vest should the Company be acquired by merger or asset sale or should the optionee die or become disabled while serving as a Board member or should there occur a hostile takeover of the Company through tender offer for 25% or more of the outstanding common stock or change in the majority of the Board by proxy contest. Upon the successful completion of a hostile tender offer for 25% or more of the outstanding common stock, each automatic option grant will be canceled in return for a cash payment from the Company in an amount per canceled option share equal to the greater of (i) the highest tender offer price per share paid for the common stock or (ii) the fair market value per share on the option cancellation date, less the option exercise price per share.

  No other compensation is paid to directors of the Company in respect of their services as directors.





                                       5.

MANAGEMENT

  Set forth below is information regarding the executive officers of the Company who are not directors:

         NAME                     AGE                       POSITION
         ----                     ---                       --------
     Ralph J. Harms               45         Vice President, Finance and Administration,
                                              Chief Financial Officer and Secretary

     Philip A. Ortiz              48         Vice President, Worldwide Sales

     Walter P. Gebauer            47         Vice President, Manufacturing


         Ralph J. Harms has served as the Company's Vice President, Finance and Administration, Chief Financial Officer and Secretary since October 1993. From January 1991 to October 1993, he served as the Company's Vice President, Finance, and Chief Financial Officer. Mr. Harms served as the Company's Vice President, Business Development from January 1990 to January 1991. Mr. Harms served as the Company's Vice President, General Manager, Logic Division, from March 1989 through December 1989, as the Company's Vice President, Controller from July 1988 through March 1989, and as the Company's Corporate Controller from September 1983 to March 1989. From January 1981 until September 1983, he was controller of the MOS memories division at Signetics Corporation, a semiconductor manufacturer. From December 1979 until January 1981, Mr. Harms was finance manager of fabrication facilities at Intel Corporation, a semiconductor manufacturer.

         Philip A. Ortiz has served as the Company's Vice President, Worldwide Sales since September 1992. From October 1988 until June 1992, he was the Company's Vice President, Worldwide Sales. From June 1992 to September 1992, Mr. Ortiz was on leave from the Company. Mr. Ortiz served as the Company's Vice President, International Sales from March 1988 to October 1988. Mr. Ortiz has served in international and domestic sales activities for the Company since 1983 and was first appointed as Vice President in January 1987. From 1980 to 1983, Mr. Ortiz was director of marketing and sales for California Devices, Inc., a semiconductor manufacturer. From 1970 to 1980, he held various marketing and sales positions at American Micro-Systems, Inc., a semiconductor manufacturer.

         Walter P. Gebauer has served as the Company's Vice President of Manufacturing since July 1994. From February 1992 to June 1994, Mr. Gebauer served as General Manager and Director of Operations for Kodiak Technology Incorporated, a subsidiary of the Company. From March 1991 to January 1992, Mr. Gebauer served as Director of Operations for the Company. Prior to joining the Company, Mr. Gebauer spent twelve years in various management positions with National Semiconductor and five years with Signetics Corporation, both semiconductor manufacturers.


CERTAIN TRANSACTIONS

         SEEQ and Hualon Microelectronics Corporation, a corporation organized under the laws of Taiwan, the Republic of China ("Hualon"), entered into a Stock Purchase Agreement dated July 16, 1990 (the "Stock Purchase Agreement") pursuant to which Hualon purchased for cash 1,625,000 shares of SEEQ common stock at $3.25 per share, for an aggregate purchase price of $5,281,250. In addition, the Stock Purchase Agreement provides for the election of a representative of Hualon to the SEEQ Board of Directors on the terms set forth in the Stock Purchase Agreement. Pursuant to this right, Hualon has appointed Dr. Peter C. Chen to the Company's Board of Directors. SEEQ and Hualon also entered into a Technology Transfer and Foundry Agreement dated July 16, 1990 (the "Foundry Agreement") pursuant to which SEEQ agreed to





                                       6.

license to Hualon certain of SEEQ's processes and products, and the underlying technology with respect thereto, and Hualon agreed to manufacture products on SEEQ's behalf and act as an alternate source for certain of such products in certain geographical markets (in exchange for which SEEQ will receive royalty payments). In addition, the Foundry Agreement provides for the joint development of new products and processes based on certain of the products and processes licensed by SEEQ under such Agreement. The Foundry Agreement was terminated by SEEQ during fiscal 1994. Pursuant to the Foundry Agreement, the Company paid to Hualon an aggregate of approximately $1.5 million during fiscal 1994.





                                       7.

SHARE OWNERSHIP

         The following table sets forth certain information regarding the ownership of the Company's common stock as of December 31, 1994 by (i) all persons known by the Company to be beneficial owners of five percent (5%) or more of its outstanding common stock, (ii) each director of the Company and each nominee for director, (iii) each of the named executive officers, and (iv) all executive officers and directors of the Company as a group.

                                                                   AMOUNT AND NATURE OF
                                                                  BENEFICIAL OWNERSHIP(1)
                                                           -------------------------------------
                                                              NUMBER OF               PERCENT OF
    NAME OF BENEFICIAL OWNER                                   SHARES                   CLASS
    ------------------------                                -------------             ----------
   Atmel Corporation                                          3,614,701                 14.0%
      2125 O'Nel Drive
      San Jose, CA  95131

   Hualon Microelectronics Corporation                        1,625,000                  6.3%
      c/o The E-Hsin International Corporation
      42 Station 2, 6th Floor
      Chung Shan North Road
      Taipei, Taiwan

   Advanced Micro Devices                                     1,333,350                  5.2%
      906 Thompson Place
      Sunnyvale, CA  94088

   Phillip J. Salsbury                                          545,492(2)               2.1%

   Alan V. Gregory                                              118,500(3)                *

   Charles C. Harwood                                            87,000(4)                *

   Peter C. Chen                                                      0(5)                *

   Ralph J. Harms                                               177,844(6)                *

   Philip A. Ortiz                                               69,535(7)                *

   Walter P. Gebauer                                             71,706(8)                *

   All current directors and executive officers
   as a group (7 persons)                                     1,070,077(9)               4.0%

- ----------------------
 *    Less than one percent.
(1) Unless otherwise indicated, each of the beneficial owners named in the table has sole voting and investment power with respect to all shares shown as owned by them, subject to applicable community property laws.
(2) Does not include 1,333 shares of common stock owned by trusts for the benefit of Mr. Salsbury's children, as to which Dr. Salsbury disclaims beneficial ownership. Includes 471,889 shares of common stock subject to issuance upon exercise of options exercisable on December 31, 1994 or within 60 days thereafter.
(3) Includes 30,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1994.





                                       8.

(4) Includes 20,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1994.
(5) Does not include the 1,625,000 shares held by Hualon. Dr. Chen has been appointed to the Company's Board of Directors as the representative of Hualon. See "Certain Transactions."
(6) Includes 177,844 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1994.
(7) Includes 69,528 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1994.
(8) Includes 71,706 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1994.
(9) Includes 840,967 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1994.



          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

         To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 25, 1994, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners stock were complied with.





                                       9.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and its subsidiaries for the 1994, 1993 and 1992 fiscal years. Such individuals will be hereinafter referred to as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                        Annual Compensation           Other          Compensation
                                        -------------------           Annual            Awards         All Other
         Name and          Fiscal                                  Compensation        (Options)        Compen-
    Principal Position      Year    Salary($)(1)   Bonus($)(1)      ($)(2)(3)       (No. of Shares)   sation($)(4)
    ------------------      ----    ------------   -----------      ----------      ---------------   ------------
 Phillip J. Salsbury        1994      214,499          --             62,519           400,000         362,536
   President and            1993      148,843        3,588            40,588           185,208(6)           --
   Chief Executive          1992      152,105           --            66,135            50,000              --
   Officer(5)

Ralph J. Harms              1994      130,000       20,000             9,870           135,000          72,872
   Vice President,          1993      123,982        2,949             9,328            94,370(6)           --
   Finance and              1992      122,351       15,000            20,157            75,000              --
   Administration,
   Chief Financial
   Officer and
   Secretary

Philip A. Ortiz             1994      100,001           --            81,999(7)         20,000          98,560
   Vice President,          1993       90,963        1,125            77,531(7)        109,728              --
   Worldwide Sales          1992      100,604           --            72,368(7)             --              --

Walter P. Gebauer           1994      117,162           --                --           100,000              --
   Vice President,          1993      109,154           --                --                --              --
   Manufacturing            1992      108,731           --                --                --              --

- ------------------------
(1)  Includes amounts deferred under the Company's Retirement Income (401(k))
     Plan.
(2) Except where otherwise specifically noted, all amounts shown in the column "Other Annual Compensation" represent amounts reimbursed to the named executive officers in respect of certain financial and tax preparation services and automobile allowances.
(3) Except where otherwise specifically described in footnotes (2) and (7), all amounts shown in the column "Other Annual Compensation" represent amounts paid to each Named Executive Officer pursuant to the Company's Supplemental Cash Bonus Plan. A portion of each such award was immediately repaid to the Company in satisfaction of the accrued interest on the outstanding promissory notes which the Named Executive Officer delivered to the Company in payment of the exercise price of shares purchased by that individual under the Company's 1982 Stock Option Plan, and the remainder of the award represented a reimbursement for income taxes payable by the Named Executive Officer with respect to the bonus award. The bonus awards for each Named Executive Officer were as follows:
     (i) for fiscal year 1994: Dr. Salsbury: $62,519, of which $39,075 represented the amount repaid to the Company as interest and $23,444 represented the tax reimbursement on the





                                      10.

     award; Mr. Harms: $8,870, of which $5,544 represented the amount repaid to the Company as interest and $3,326 represented the tax reimbursement on the award; and Mr. Ortiz: $17,411, of which $10,882 represented the amount repaid to the Company as interest and $6,529 represented the tax reimbursement on the award; (ii) for fiscal year 1993: Dr. Salsbury:
     $39,203, of which $24,502 represented the amount repaid to the Company as interest and $14,701 represented the tax reimbursement on the award; Mr.
     Harms: $7,767, of which $4,854 represented the amount repaid to the Company as interest and $2,913 represented the tax reimbursement on the award; and Mr. Ortiz: $11,080, of which $6,925 represented the amount repaid to the Company as interest and $4,155 represented the tax reimbursement on the award; (iii) for fiscal year 1992: Dr. Salsbury:
     $66,135, of which $37,322 represented the amount repaid to the Company as interest and $28,813 represented the tax reimbursement on the award; Mr.
     Harms: $19,107, of which $8,110 represented the amount repaid to the Company as interest and $10,997 represented the tax reimbursement on the award; and Mr. Ortiz: $20,307, of which $10,763 represented amount repaid to the Company as interest and $9,544 represented tax reimbursement on the award. For a description of the Supplemental Cash Bonus Plan, see "Supplemental Cash Bonus Plan" below.
(4) All amounts shown in the column "All Other Compensation" represents: (i) the amount of forgiveness of indebtedness which the Named Executive Officer owed to the Company under the promissory notes such Named Executive Officer delivered in payment of the option exercise price of certain stock options granted under the 1982 Stock Option Plan. Under the terms of the Special Loan Forgiveness Program adopted by the Company, such indebtedness is to be forgiven over an 18-month period beginning October 1, 1993 so long as such Named Executive Officer continues as an employee of the Company; and (ii) the amount reimbursed to the Named Executive Officer for the income tax liability incurred as a result of the forgiveness of such promissory notes; provided, however, that, for accounting purposes, the entire amount of such forgiveness and reimbursement has been accrued as compensation expense for the 1994 fiscal year. During fiscal 1994, the amounts forgiven and reimbursed to the Named Executive Officers under the Special Loan Forgiveness Program were as follows: Dr. Salsbury: $226,584 forgiven and $135,952 reimbursed; Mr.
     Harms: $45,544 forgiven and $27,328 reimbursed; and Mr. Ortiz: $61,600 forgiven and $39,960 reimbursed. See "Special Loan Forgiveness Program."
(5) Dr. Salsbury was appointed to be President and Chief Executive Officer of the Company on October 1, 1993. Prior thereto, Dr. Salsbury was the Company's Vice President and Chief Technical Officer.
(6) The options granted to the named executive officers during fiscal 1993 include options to purchase shares of common stock granted under the Company's 1982 Stock Option Plan in replacement of the shares previously purchased upon the exercise of options and subsequently sold by such officers pursuant to the Company's Loan Forgiveness Program in the following amounts: Mr. Salsbury: 110,208 shares; Mr. Harms: 19,370 shares; and Mr. Ortiz: 29,728 shares. See "Special Loan Forgiveness Program."
(7) Includes sales commissions paid to Mr. Ortiz in the amount of $56,349, $58,463 and $46,155 for fiscal years 1994, 1993, and 1992, respectively.


SUPPLEMENTAL CASH BONUS PLAN

         The Supplemental Cash Bonus Plan was implemented as a special program to provide the Named Executive Officers with an opportunity to earn additional compensation to be applied to the satisfaction of their outstanding indebtedness to the Company arising from the exercise of the stock options granted to them under the Company's 1982 Stock Option Plan. At the time when those options were exercised, the rules of the Securities and Exchange Commission applicable to short-swing trading transactions in the Company's common stock required the officer to hold the purchased shares for at least six months before those shares could be sold without short-swing liability. In order to avoid liquidity problems for the Named Executive Officers, the Company permitted the option exercise price to be paid through a promissory note. The purchased shares were then held by the Company as security for the notes and were to be released as the shares were sold and the proceeds applied to the payment of the notes. During fiscal 1987 and 1988, the Company accepted promissory notes from the following Named Executive Officers in payment of the





                                      11.

option exercise price for the number of shares specified for each such individual: Dr. Salsbury: 110,208 shares at an average exercise price of $4.18 per share; Mr. Harms: 19,370 shares at an average exercise price of $4.68 per share; and Mr. Ortiz: 29,728 shares at an average exercise price of $4.27 per share. Accordingly, the amount of the promissory notes delivered under the 1982 Stock Option Plan in payment for the shares purchased by the Named Executive Officers were in the following aggregate amounts: Dr. Salsbury:
$460,539; Mr. Harms: $90,748; and Mr. Ortiz: $126,831. Each promissory note is full recourse and currently bears interest at 6% per annum. The promissory notes were originally due and payable within three years after issuance, but the due date for payment has been extended on several occasions, including the recent extension to March 1995 under the terms of the Loan Forgiveness Program, as described below. During fiscal year 1994, the amount of the outstanding notes of each Named Executive Officer has been reduced through payments applied to such indebtedness pursuant to the Loan Forgiveness Program.

         Under the Supplemental Cash Bonus Plan, each officer of the Company with an outstanding promissory note under the 1982 Stock Option Plan is to receive an annual cash payment equal to the interest due and payable on his promissory note plus an additional amount to reimburse him for the additional income tax incurred as a result of the payment. No executive officer to whom payments have been made under the Supplemental Cash Bonus Plan has received any amounts thereunder in excess of the amount necessary to satisfy the interest payment due on his promissory note and the taxes payable on the bonus. The total amounts accrued and paid in fiscal 1994, 1993 and 1992 under the Supplemental Cash Bonus Plan on behalf of the Named Executive Officers are included in the Summary Compensation Table and described in footnote (3) thereto.

SPECIAL LOAN FORGIVENESS PROGRAM

         The Special Loan Forgiveness Program (the "Loan Forgiveness Program") adopted by the Company was designed to achieve two primary purposes: (i) obtain working capital for the Company and (ii) allow the Named Executive Officers who have outstanding promissory notes under the 1982 Stock Option Plan the opportunity to have that indebtedness forgiven over their period of continued service with the Company. The Loan Forgiveness Program consists of three separate components: the sale of the pledged shares and the paydown of the promissory note, the grant of new stock options and the forgiveness of the balance of the note over a period of future service.

         Accordingly, each Named Executive Officer was required to sell all the shares of Company's common stock securing his promissory note and to apply the entire sale proceeds (net of sales commissions) to the partial payment of such note. The remaining balance of the note is forgiven in six equal and successive quarterly increments. However, unless otherwise provided by the Company, the Named Executive Officer must continue in the Company's employ through each forgiveness date in order to have the increment for that quarter forgiven. If the Named Executive Officer leaves the Company's employ prior to full forgiveness of his promissory note, then, unless otherwise provided by the Company, the entire unpaid balance of that note will become due and payable on the fifteenth (15th) day following such cessation of employee status.

         The number of shares of the Company's common stock sold by each of the Named Executive Officers under the Loan Forgiveness Program, the sales prices per share, and the total net proceeds paid to the Company as a result of such sales were as follows: Mr. Salsbury sold 52,650 shares at $1.0625 per share and 57,567 shares at $1.15625 per share, for total net proceeds of approximately $120,664; Mr. Ortiz sold 14,250 shares at $1.0625 per share and 15,478 shares at $1.3125 per share, for total net proceeds of approximately $34,433; and Mr. Harms sold 9,300 shares at $1.0625 per share and 10,070 shares at $1.1325 per share, for total net proceeds of approximately $22,431.

         As the promissory note is forgiven in quarterly increments, the Named Executive Officer receives a cash bonus as a reimbursement from the Company in an amount equal to the Federal and state income tax liability incurred as a result of (i) the loan forgiveness and (ii) the cash bonus. As a result, the officer incurs no additional tax liability in connection with the forgiveness of his promissory note. The total amounts





                                      12.

forgiven and reimbursed under the Loan Forgiveness Program on behalf of the Named Executive Officers are included in the Summary Compensation Table and described in footnote (4) thereto.

         Each Named Executive Officer was granted a new stock option under the 1982 Stock Option Plan for the same number of shares of common stock as were sold in connection with the paydown of his promissory note. The exercise price is equal 100% of the fair market value per share of the Company's common stock on the grant date and the option will vest on a daily basis over an 18-month period over the officer's continued service with the Company, measured from the grant date. Any shares purchased by the Named Executive Officer under the new option will automatically be pledged as security for the unpaid balance of his promissory note and will be released incrementally as that note is forgiven.

STOCK OPTIONS

         The following table sets forth information concerning the stock options granted under the 1982 Stock Option Plan during the 1994 fiscal year to the Named Executive Officers. The table also sets forth hypothetical gains or potential "option spreads" for those options at the end of their respective ten-year terms. These potential realizable values are based on the assumption that the market price of the Company's common stock will appreciate at the rate of five percent (5%) and ten percent (10%), compounded annually, from the date the option was granted to the last day of the full option term. The actual value realized upon the exercise of these options, if any, will be dependent upon the future performance of the Company's common stock and overall market conditions. During the 1994 fiscal year, no stock appreciation rights were granted to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               Individual Grants                             Potential Realizable
                           ---------------------------------------------------------           Value at Assumed
                                         % of Total                                             Annual Rates of
                                           Options                                                Stock Price
                           Options       Granted to                                               Appreciation
                           Granted        Employees        Exercise                            for Option Term(2)
                           (No. of        in  Fiscal        Price         Expiration         --------------------
       Name                Shares)         Year(1)       Per Share($)        Date             5%($)        10%($)
    ----------             -------       -----------     ------------     ----------          -----        ------


 Philip J. Salsbury         75,000          5.0%            1.375         Sept. 2003         $ 64,855      $164,355
                           175,000         11.7%            1.375         Sept. 2003         $151,328      $383,494
                            50,000          3.3%            1.344          Nov. 2003         $ 42,262      $107,099
                           100,000          6.7%            1.250          July 2004         $ 78,612      $199,218

 Ralph J. Harms             75,000          5.0%            1.344          Nov. 2003         $ 63,393      $160,649
                            60,000          4.0%            1.250          July 2004         $ 47,167      $119,531

 Philip A. Ortiz            20,000          1.3%            1.250          July 2004         $ 15,722      $ 39,844

 Walter P. Gebauer          50,000          3.3%            1.344          Nov. 2003         $ 42,262      $107,099
                            50,000          3.3%            1.250          July 2004         $ 39,306      $ 99,609
- -----------------------------------

(1) The Company granted options to purchase a total of 1,488,265 shares of common stock during the year ended September 25, 1994.
(2) The five percent (5%) and ten percent (10%) assumed annual rates of compound stock price appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or a projection by the Company of future stock prices.
(3) Represents options granted in replacement of shares sold pursuant to the Loan Forgiveness Program. See "Loan Forgiveness Program" for a description thereof.





                                      13.

STOCK OPTION EXERCISES AND HOLDINGS

         The following table sets forth certain information concerning the number of options exercised during the fiscal year ended September 25, 1994 and the number of shares subject to exercisable and unexercisable stock options held by the named executive officers as of September 25, 1994.

                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                                                                  Value of unexercised
                                                                                                 in-the-money options at
                              Shares                           Number of unexercised          fiscal year end (market price
                            acquired on       Value          options at fiscal year-end            of shares less
         Name                exercise       realized(1)            (No. of Shares)             exercise price)($)(2)(3)
        ------              -----------     -----------     -----------------------------     -----------------------------

                                                            Exercisable     Unexercisable     Exercisable     Unexercisable
                                                            -----------     -------------     -----------    --------------
   Phillip J. Salsbury            --              --          410,713            363,316         $13,751          $    25

   Ralph J. Harms                 --              --           57,871             71,857         $ 5,160           $3,556

   Philip A. Ortiz                --              --          132,936            151,976         $ 2,421               --

   Walter P. Gebauer              --              --           49,567             85,433              --               --
 -----------------------

(1) The "value realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.
(2) "In-the-money" options are options whose base (or exercise) price was less than the market price of common stock at September 25, 1994.
(3) Assuming a stock price of $1.125 per share, which was the closing price of a share of the Company's common stock reported on the Nasdaq National Market on September 25, 1994.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committees of the Board of Directors (the "Committees") administer the Company's compensation policies and programs. The Compensation Committee makes and reviews recommendations regarding the Company's compensation policies and executive compensation, including setting the base salaries of the Company's executive officers, approving individual bonuses and bonus programs for executive officers, and administering certain of the Company's stock option and other employee benefit plans. The Stock Option Committee is solely responsible for administering the Company's 1982 Stock Option Plan, under which grants may be made to executive officers and other key employees. The following is a summary of policies of the Committees that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this proxy statement.

         GENERAL COMPENSATION POLICY. The overall policy of the Committees is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the primary objectives is to have a substantial portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Each executive officer's compensation package is generally comprised of three elements: (i) base salary, which reflects an individual's position and responsibilities, as well as past performance, and is generally designed primarily





                                      14.

to be competitive with the salary levels of the Company's competitors in the semiconductor industry, (ii) annual variable performance awards payable in cash and tied to the achievement of annual performance goals, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Generally, as an executive officer's level of responsibility increases, a greater portion of such executive officer's total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

         FACTORS. Several important factors considered in establishing the components of each executive officer's compensation package for the 1994 fiscal year are summarized below. Additional factors were taken into account to a lesser degree. The Committees may in their discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years. However, it is currently contemplated that all compensation decisions will be designed to further the overall compensation policy described above.

                 BASE SALARY. The base salary for each officer is primarily set on the basis of personal performance and internal comparability considerations, and, to a lesser extent, on the financial performance of the Company. Because of the Company's financial performance over the past three fiscal years, the base salary levels of the executive officers have not increased significantly above the levels in effect for the 1992 fiscal year, except to compensate them for the promotions and the accompanying additional responsibilities assumed by Dr. Salsbury, Mr. Harms and Mr. Gebauer.

                 ANNUAL INCENTIVE COMPENSATION. For the 1994 fiscal year, a bonus program was established under which each executive officer could earn a series of quarterly bonuses on the basis of the Company's pre-tax profits for each fiscal quarter. Under the program, a specified portion of the pre-tax profits for each quarter was to be reserved for allocation to all individuals employed by the Company at the end of that quarter. The amount allocated to each employee was to be based upon such employee's salary for that quarter, and the allocated amount was to be paid out at the end of each quarter. The amounts paid to each executive officer under the program were not substantial and ranged from a high of $20,000 to a low of $0 for the entire 1994 fiscal year. For prior fiscal years, the bonuses payable to executive officers were based primarily on individual performance and were not tied to Company performance.

                 LONG-TERM STOCK-BASED INCENTIVE COMPENSATION. Generally, the Stock Option Committee approves annual grants of stock options to each of the Company's executive officers under the 1982 Stock Option Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term and the officer continues in the Company's employ. The size of the option grant to each executive officer is designed to create a meaningful opportunity for stock ownership based upon the executive officer's current position with the Company, internal comparability with option grants made to other Company executives, the executive officer's current level of performance and the executive officer's potential for future responsibility and promotion over the option term. The Stock Option Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Stock Option Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. In fiscal year 1994, larger than normal option grants were made to the executive officers to compensate for the lack of any significant increase in their base salaries, to compensate them for their promotions and the accompanying additional promotions, and to make their total compensation more dependent upon future appreciation in the market price of the Company's common stock.





                                      15.

         CEO COMPENSATION. In setting the compensation payable to Mr. Salsbury, the Company's Chief Executive Officer during fiscal 1994, the Compensation Committee sought to be competitive with the Company's competitors in the semiconductor industry, while at the same time tying a significant percentage of such compensation to Company performance and stock price appreciation. The Compensation Committee established Mr. Salsbury's base salary for fiscal 1994 with the intent to provide him with a minimum level of compensation not tied to any significant degree to Company performance factors.

         The incentive bonus component of Mr. Salsbury's compensation for the 1994 fiscal year was dependent primarily upon the Company's pre-tax quarterly profits and provided no dollar guarantees. No bonus was earned by Mr. Salsbury during fiscal 1994 on the basis of this performance factor. However, as described above, Mr. Salsbury also participated in the Supplemental Cash Bonus Plan and the Loan Forgiveness Program, along with other executive officers of the Company, and earned compensation under those programs solely on the basis of his continued employment.

         Submitted by the Compensation Committee and Stock Option Committee of the Board of Directors:

            Alan V. Gregory, Member, Compensation and Stock Option Committees Charles C. Harwood, Member, Compensation and Stock Option Committees Phillip J. Salsbury, Member, Compensation Committee


COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Dr. Salsbury, a member of the Company's Board of Directors and the Compensation Committee, is currently the President and Chief Executive Officer of the Company.

         No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.


TERMINATION OF EMPLOYMENT ARRANGEMENTS

         Effective October 1, 1993, Mr. J. Daniel McCranie resigned from his positions as the Company's Chairman, President and Chief Executive Officer after serving as an employee of the Company in various positions since 1981.
In connection with Mr. McCranie's resignation, the Company entered into a separation agreement with Mr. McCranie which, among other things, provided for certain payments and other financial compensation. Pursuant to the separation agreement, Mr. McCranie agreed to remain a director of the Company and to act as a consultant to the Company for a period of one year after the effective date of his resignation. Pursuant to the separation agreement, the Company agreed to pay to Mr. McCranie a $50,000 bonus for services rendered during fiscal 1993, and paid him $26,550 as salary continuation pay for a limited period after the effective date of his resignation. The Company also provided continued health coverage to Mr. McCranie for this period. The Company agreed to accelerate the vesting of stock options previously granted to Mr. McCranie so that such options became vested as of the effective date of his resignation with respect to all shares that such options would have become vested had he continued as an employee of the Company through September 30, 1994. The Company also agreed to extend the period during which Mr. McCranie is entitled to exercise his options through September 30, 1994. The Company also agreed to forgive the full amount of all outstanding indebtedness incurred by Mr. McCranie under the deferred payment arrangements of the 1982 Stock Option Plan and to reimburse Mr. McCranie for increased taxes payable by him as a result of such forgiveness, all in accordance with the terms of the Loan Forgiveness Program previously adopted by the Company. The principal amount of indebtedness subject to forgiveness under the terms of the separation agreement was $413,275. See "Loan Forgiveness Program."





                                      16.

         Effective March 4, 1994, Mr. Michael E. Villott resigned from his position as the Company's Vice President, Marketing after serving as an employee of the Company in various positions since 1982. In connection with Mr. Villott's resignation, the Company entered into a separation agreement with Mr. Villott which, among other things, provided for certain payments and other financial compensation. Pursuant to the separation agreement, the Company agreed to pay Mr. Villott $30,480, which represented a payment of one week of salary at Mr. Villott's then-current base salary for each of the twelve years he served as an employee of the Company. The Company also agreed to forgive the full amount of all outstanding indebtedness incurred by Mr. Villott under the deferred payment arrangements of the 1982 Stock Option Plan and to continue to make payments to Mr. Villott in accordance with the terms of the Loan Forgiveness Program in an amount equal to the amount of bonus Mr. Villott would have been entitled to under such program. The principal amount of indebtedness subject to forgiveness under the terms of the separation agreement was $95,058. See "Loan Forgiveness Program."

         In July 1987, the Company's Board of Directors adopted a special Severance Pay Program for the benefit of its executive officers. Under the program, a participant who voluntarily terminates such participant's employment within 12 months following a change in control of the Company will remain as a consultant to the Company for a maximum of six months following such termination of employment. For each month during the period the participant is available to provide consulting services, the Company will pay the participant 1/12th of such participant's then current annual compensation (i.e., annualized base salary for the year plus the amount of any commissions, cash bonuses and deferred compensation for the prior year). A participant whose employment is involuntarily terminated within 18 months of a change in control will receive a lump sum severance payment equal to 1.5 times such participant's then current annual compensation. Under the program, full vesting of all outstanding stock options may also occur upon certain changes in control, and the participants will have the right, in the event of a hostile change in control, to surrender their options for a cash distribution equal to the difference between the aggregate fair market value of the shares purchasable under their options and the aggregate exercise price payable for such shares ("limited stock appreciation rights"). Under no circumstances may the aggregate value of the payments and benefits under the program exceed three times the participant's average W-2 wages for the five calendar years immediately preceding the calendar year in which the change in control occurs. For purposes of the program, a change in control will occur in the event of (i) a stockholder-approved merger or acquisition of the Company in which 50% or more of the Company's outstanding voting stock is transferred to different holders,
(ii) the acquisition of 25% or more of the Company's outstanding voting stock pursuant to a tender or exchange offer which the Company's Board of Directors does not recommend the stockholders of the Company accept, or (iii) a change in the composition of the Board of Directors which results in members of the Board who were elected at the last uncontested election of Board members ceasing to comprise a majority of the Board by reason of a contested election. Each of the named executive officers is a participant in the Severance Pay Program.

         Under the terms of the 1982 Stock Option Plan, an officer or director subject to the short-swing profit trading restrictions of the Federal securities laws may be granted a limited right to surrender an option upon the occurrence of a change in control (as defined in the 1982 Stock Option Plan). Such a limited right will not require the approval of the Board of Directors or any committee thereof and will be paid in cash. For purposes of computing the appreciation distribution payable on a limited right, the fair market value of the shares subject to the surrendered option will be the greater of (i) the fair market value of such shares on the date of surrender (as determined in accordance with the valuation provisions of the 1982 Stock Option Plan) or (ii) the highest reported price per share paid by the acquiring entity in effecting the change in control. For these purposes, a "change in control" will be deemed to occur should either of the following occur: (i) a person or related group of persons, other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with the Company, acquire (i) twenty-five percent (25%) or more of the outstanding common stock pursuant to a tender or exchange offer which the Board of Directors does not recommend the stockholders to accept or (ii) fifty percent (50%) or more of the Company's outstanding common stock in a single transaction or in a series of related transactions (other than a "corporate transaction" (as such term is defined in the 1982 Stock Option Plan)), or (ii) there occurs a change in the composition of the Board of Directors such that the individuals elected to the Board at the





                                      17.

last stockholder meeting at which there is not a contested election subsequently cease to comprise a majority of the Board by reason of a contested election for Board membership. Each of the named executive officers is a participant in the 1983 Stock Option Plan and, as a result, is eligible to benefit from these provisions.


                               PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder return on the common stock of the Company with that of the S&P 500 Stock Index, a broad market index published by the Standard & Poor's Corporation, and the H&Q Semiconductor Index, a semiconductor company stock index published by Hambrecht & Quist Incorporated. The comparison for each of the periods assumes that $100 was invested on September 30, 1989 in the Company's common stock, the stocks included in the S&P 500 Stock Index and the stocks included in the H&Q Semiconductor Index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.





                                      18.

                                                      CUMULATIVE TOTAL RETURN

                              9/30/89      9/30/90      9/30/91        9/30/92       9/30/93        9/30/94

  SEEQ                         $100         $ 36         $ 47           $ 24          $ 33           $ 26

  S&P 500                      $100         $ 91         $119           $132          $149           $155

  H&Q Semiconductor            $100         $ 85         $112           $163          $346           $356


        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation and Stock Option Committee Report on Executive Compensation and the preceding Company Stock Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.


                                PROPOSAL NO. 2:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Company is asking the stockholders to ratify the selection of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending September 24, 1995. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP.

        In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

        Price Waterhouse LLP has audited the Company's financial statements annually since its inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 24, 1995.





                                      19.

                                 OTHER BUSINESS

        The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

        Proposals of stockholders that are intended to be presented at the Company's annual meeting of stockholders to be held in 1996 must be received by October 18, 1995 in order to be included in the proxy statement and proxy relating to that meeting.

                                              By order of the Board of Directors

                                              RALPH J. HARMS
                                              Secretary

                                              February 15, 1995





                                      20.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            SEEQ TECHNOLOGY, INC.

         PHILLIP J. SALSBURY and RALPH J. HARMS, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of SEEQ Technology Incorporated (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders on March 23, 1995, and at any adjournments or postponements thereof as follows:

             (Please Sign and Date the Proxy on the Reverse Side)


_______________________________________________________________________________




[x]  Please mark your votes as in this example.

1.  Election of Directors as described in the Proxy Statement:

                        [ ] FOR         [ ] AUTHORIZATION WITHHELD

NOMINEES:  Alan V. Gregory          Charles C. Harwood
           Phillip J. Salsbury      Peter C. Chen

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write such name or names in the space provided below.)

               ________________________________________________________________


2. Proposal to ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 24, 1995.

             [ ] FOR          [ ] AGAINST         [ ] ABSTAIN


3. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.


        The Board of Directors recommends a vote FOR each of the above proposals. THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS AND, AT THE DISCRETION OF THE PERSONS NAMED AS PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. This proxy may be revoked at any time before it is voted.


         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.


Signature________________  Date_______     Signature_______________ Date_______


NOTE: (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

EVENTS DURING 1994

     - Improved balance sheet by over $10 million through the sale of non-volatile memory assets.

     - Restructured and down-sized the company to specialize 100% on datacom products for local area networks.

     - Achieved qualification and delivered volume production of custom-designed Ethernet Transceivers to Apple Computer.

     - Realigned and reinforced wafer foundry relationships to support datacom product line.

     - Returned to profitability in second half '94.

     - Increased quarterly sales from datacom products by 87% from Q4 '93 to Q4 '94.

     - Intensified product development focus on the emerging Fast Ethernet and ATM markets.

     - Introduced the 84C300 four-port 100 Mbps controller, the first member of our new Hurricane(TM) Fast Ethernet product family.

     - In a subsequent event, subleased current headquarters facility and secured new, smaller building for occupancy in early '95.

                                    [PHOTO]

SEEQ's 84C300 provides four independent ports that can each operate at data rates up to 200 Mbps in Full Duplex mode.

- --------------------------------------------------------------------------------

A LETTER FROM THE CHAIRMAN AND THE CEO

INTRODUCTION

The fiscal year 1994 was one of dramatic change and progress for SEEQ Technology. The first half of the year was dominated by the sale of the company's EEPROM assets, and by the associated restructuring and re-aligning required to forge a new company focused entirely on the datacom market. The second half brought the first results from the re-engineered organization, highlighted by a return to profitability and by the introduction of a new family of products targeted at emerging high speed datacom networks.

The EEPROM asset sale in February, 1994 signaled a turning point for SEEQ. This transaction strengthened our balance sheet and allowed us to accelerate our transition to becoming a datacom-only company. Following this transaction we substantially reduced our operating costs while driving up sales from our datacom products. As a result, the company recorded a profit of $.04 per share for the second half of the year, on revenues that were substantially less than those posted for the comparable prior-year period.

On the manufacturing front, operations were simplified and streamlined. Wafer foundry relationships were strengthened with IMP, Rohm and Ricoh, and ASIC supply agreements were put in place with VLSI and Samsung.

Within R&D, we redoubled our efforts to expand our line of 10 Mbps Ethernet components and to push ahead with advanced Fast Ethernet and Asynchronous Transfer Mode (ATM) products. During the year we reaped the first results from these efforts. New product introductions included a new line of Ethernet media interface adapters and, of special significance, the first member of SEEQ's Hurricane(TM) Fast Ethernet product family.

[PHOTO]

EM2 Thinnet Ethernet Transceiver with
On-Board Isolation and Power Supply

Events of the past year transformed the Company into a "really new" SEEQ - a smaller but highly focused company specializing in the rapidly developing datacom marketplace. We are proud of our accomplishments during this year of rapid transition, and are enthusiastic over the potential of our datacom strategy.


- --------------------------------------------------------------------------------
2

SEEQ'S FOUNDRY NETWORK

SEEQ's foundry partners are vital to our manufacturing strategy. As a fabless semiconductor company, we depend on these partners for strength in wafer processing and, in some cases, turn-key manufacturing. We believe that solid, long term foundry relationships are essential to maintaining an adequate supply of our proprietary products. We have selected our foundry sources based on their ability to manufacture leading-edge processes at a fair price while achieving consistent yields, high quality and dependable output.

Changes occurring within our foundry network reflect the overall transition of SEEQ. The total number of wafer foundries was reduced to three - IMP, Rohm, and Ricoh - where relationships were strengthened and activity re-targeted to our proprietary datacom processes. This rapid change-over was achieved through close cooperation with the foundries and strong engineering efforts from our own engineering team, as well as from their foundry counterparts. Significantly, these combined efforts were successful in maintaining our flow of datacom wafers throughout the second half of the year, in spite of an untimely cut-off of supply by one of our former foundries.

[PHOTO]

SEEQ's Foundry Partners

In addition to reinforcing our strategic sources of wafer-based products, supply agreements were established with VLSI Technology and Samsung for our logic products. We have designed these products using an ASIC-like methodology, and we depend on these suppliers for turn-key manufacturing using either a standard cell or a gate array approach.

We view the "win-win" relationships with these wafer-based and ASIC-based suppliers as important assets of our company. Together, we believe these suppliers can provide us with the capacity that we need for our current products, and also provide us with the advanced sub-micron processing capability required for our future products, both analog and digital.

[PHOTO]

80C04A 10Mbps AutoDUPLEX
Ethernet Data Link Controller


- --------------------------------------------------------------------------------

FINANCIAL SUMMARY

The most singular financial event of the past year occurred with the sale of the company's non-volatile memory assets, significantly increasing liquidity and setting the stage for a return to profitability in the second half.

During the second fiscal quarter SEEQ sold its non-volatile memory business and all associated assets to the Atmel Corporation for $10.0M. This transaction improved cash, reduced equipment lease obligations, and resulted in a significant improvement in the balance sheet. Following this event, we adopted a restructuring plan consistent with our new focus on the datacom market. As part of that plan, we reduced the number of employees to 70 (down from 165 at the end of 1993), eliminated certain facilities, and drove down our operating costs. In a separate event, we discontinued our low-margin end-user Ethernet adapter board products.

These events set the stage for a return to profitability in the second half of the year. For the entire fiscal year 1994, we reported revenues of $21.5 million, a 35% decrease from the previous year's $33.0 million. On the bottom line, we recorded a loss of $7.9 million, of which $4.8 million were costs associated with restructuring. None of these numbers are cause for celebration.

[PHOTO]

SEEQ's new Corporate Headquarters in Fremont California.

However, for the second half of the fiscal year the "New SEEQ" generated a net income of $0.9 million, or $0.04 per share. And even though total company sales were below the 1993 level, sales for the datacom-only segment actually increased 87% from Q4'93 to Q4'94. This growth resulted primarily from increasing volumes on our coax transceiver, achieving volume production on our CMOS controllers, plus the turn-on of the Apple transceiver business. For the year, datacom sales increased 13% over corresponding 1993 results.

At year's end, cash stood at $2.3 million, an increase of $1.6 million over the previous year. Liquidity and capital resources also improved from the prior year, thanks to a $5.0 million bank line of credit, restricted to eligible accounts receivable, from The CIT Group and to $5.0 million from the memory asset sale (held in two escrow accounts). Furthermore, in an event subsequent to fiscal 1994, we subleased our under-utilized headquarters facility and leased a smaller building, thereby cutting in half our facility expenses going forward in 1995.


- --------------------------------------------------------------------------------
4

In summary, during 1994 we strengthened the balance sheet, positioned the company for profitability, and achieved profitability in the second half. Increases in datacom sales for the year suggests that we are on the right track with our business strategy. As a result of our accomplishments in 1994, we believe that we have the financial resources to meet our needs for the foreseeable future.

PRODUCTS POSITIONED IN THE DATACOM MARKET

The datacom marketplace is a growing, rapidly evolving environment. It is driven by customers' need to exchange computer data in ever increasing amounts at ever increasing speeds across networks of ever increasing complexity. Networking itself has become a household word, popularized by the enormous publicity surrounding the Internet, and by countless media references to "navigating the Information Superhighway".

SEEQ today is a fabless semiconductor company specializing in this datacom marketplace. Our products focus on the network connection, and provide the "silicon solutions" required to connect a computer product (like a PC, printer, hub, router, . . . ) to a local area network. We believe that SEEQ brings a combination of experience and expertise that positions us to serve this network connectivity market segment in a particularly effective way.

In 1982, SEEQ pioneered connectivity solutions for Ethernet Local Area Networks (LAN's). During that year, SEEQ developed and introduced the industry's first Ethernet data link controller, working in strategic partnership with 3Com. Today, SEEQ offers a broad range of connectivity solutions for networking hardware such as

TYPICAL LAN (LOCAL AREA NETWORK) CONFIGURATION


[FIGURE 1]


- --------------------------------------------------------------------------------
                                                                               5
bridges, routers, switching hubs, network printers, network analyzers and adapter cards. Customers include 3Com, Apple Computer, Cabletron, Cisco, Compaq, Hewlett Packard, Intel Systems, Tektronix and Xircom.

SEEQ's served market spans the entire range of applications represented in the LAN configuration shown on page 5. SEEQ's products are targeted to the large installed base of standard 10 million-bits-per-second (Mbps) Ethernet LAN's as well as the emerging high speed networks like 100 Mbps Fast Ethernet and ATM. The market size for Ethernet only connectivity components has been growing throughout the last decade, and is estimated to be over $600 million in 1995. Of special significance for our new products, the emerging Fast Ethernet segment is estimated to be $100 million for the same period.

One of SEEQ's primary goals is to provide our customers with highly integrated products whose features and performance bring added value and lower overall system cost. This year we ramped volume production our new generation 80C03 and 80C04 controllers for bridge, router, hub, and printer applications. Both products offer low power CMOS technology and increased network performance, while providing a seamless migration path from older products. We also introduced three new Media Interface Adapters (MIA) for the 10 Mbps market. These new MIA's implement SEEQ's patented AutoDUPLEX(TM) feature for 20 Mbps performance, as well as on-chip waveshaping for lower system cost. With the introduction of these devices, SEEQ became the industry's first supplier to offer complete component solutions for Full Duplex Ethernet.

PROJECTED MARKET GROWTH OF ETHERNET CONNECTIVITY COMPONENTS

                             TOTAL AVAILABLE MARKET
                                ($ in Millions)


         FAST ETHERNET
         -------------
1994    1995     1996     1997
- ----    ----     ----     ----
100     150      300      400

         TOTAL ETHERNET
         -------------
1994    1995      1996     1997
- ----    ----      ----     ----
590     650      1,000    1,300

Source: Composite IDC & SEEQ

- --------------------------------------------------------------------------------
6

[PHOTO]

ZeitNet Ethernet adapter card for PCI bus, utilizing the 84C300 Hurricane 4-Port Controller and four 80C24 AutoDUPLEX MIAs.

In a separate and much-followed event, we began shipments of Ethernet Transceiver units to Apple Computer in March '94. This event marked the successful completion of rigorous qualification testing at Apple, and the beginning of shipments to Apple that continued throughout the balance of 1994. These shipments represent a significant achievement for SEEQ, particularly in the disciplines of Engineering and Quality.

In September 1994, SEEQ introduced the first member of our Fast Ethernet Hurricane(TM) family, a four-port 100 Mbps controller called the 84C300. This controller, the first of its kind in the industry, allows customers to integrate 10/100 Mbps functionality into their multi-port products, and provides easy migration to Fast Ethernet.

PRODUCT DEVELOPMENT AND R&D

SEEQ's new product developments hold the keys to our future growth. Early in 1994, we redoubled our efforts to expand our line of 10 Mbps Ethernet components and to push ahead with advanced products for the emerging 100 Mbps Ethernet market. During the year we maintained R&D spending at 1993 levels despite the downsizing of the company. As a result, R&D spending as a percentage of sales grew to over 15% in 1994, up from 10% in 1993. Later in 1994, we reaped the first results from these efforts with the product introductions described in the paragraphs above.

Our R&D strengths flow from a blending of process and device experience, forged over our thirteen years of history as a semiconductor manufacturer, together with state-of-the-art digital and mixed-signal design expertise. This strength is then focused by careful listening to customers' application needs, and sharpened by a sense of urgency and an understanding of the importance of time-to-market.


- --------------------------------------------------------------------------------

Within the industry, SEEQ is committed to open standards for compliant products, and we feel an obligation to protect our customers' investments with economically justifiable upgrade paths. To achieve this goal, SEEQ actively participates in key industry alliances, and is currently an active contributing member in the Fast Ethernet Alliance, the Full Duplex Switched Ethernet Alliance, and the Desktop ATM25 Alliance. Within this framework, SEEQ is working to introduce next-generation products which will offer customers an easy path to 100 Mbps Fast Ethernet, while insuring backward compatibility to existing legacy 10 Mbps Ethernet LANs.

Our goal is to be a leading supplier of connectivity products for our customers. In pursuing this goal, we are dedicated to providing complete connectivity solutions for local area networks of each generation.

CONCLUSION

The datacom marketplace is growing rapidly, and we believe that we are well-positioned to serve this market. Events of 1994, led by the sale of our non-volatile memory assets, accelerated our transition to becoming a datacom-only company. We are excited over the potential of our new strategy, and draw encouragement from our accomplishments of 1994. We closed 1994 with a stronger financial balance sheet, a restructured company, a focused new product strategy and a new family of products ready to launch. We thank our customers for their business, our shareholders for their interest and patience, our employees for their hard work and enthusiasm and our suppliers for their partnership - all during a year of rapid transition. We look upon 1994 with a sense of progress, and look forward to 1995 with optimism.


/s/ P.J. SALSBURY
- ------------------------
Dr. Phillip Salsbury
CEO and President


/s/ ALAN V. GREGORY
- ------------------------
Alan V. Gregory,
Board Chairman

[PHOTO]

Left: Alan V. Gregory, Board Chairman
Right: Dr. Phillip Salsbury, CEO and President


- --------------------------------------------------------------------------------
8

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K

 /X/ Annual report pursuant to Section 13 or 15(d) of the Securities
     Exchange Act of 1934 for the fiscal year ended September 30, 1994

                                       OR

/ / Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from ________ to ________

                         Commission File Number 0-11778

                          SEEQ TECHNOLOGY INCORPORATED
             (Exact name of registrant as specified in its charter)

             DELAWARE                            94-2711298
    (State of incorporation)         (I.R.S. Employer Identification No.)

47131 Bayside Pkwy., Fremont, California                       94538
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code  (510) 226-7400

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, $.01 par value

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                              ---   ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment to this Form 10-K. /X/

The aggregate market value of the voting stock held by non-affiliates of the registrant, based upon the closing price of the Common Stock on December 21, 1994 as reported by Nasdaq, was approximately $22,513,043.

The number of outstanding shares of the registrant's Common Stock on December 21, 1994 was 25,829,192.


                      DOCUMENTS INCORPORATED BY REFERENCE

(1) Proxy Statement for the 1995 Annual Meeting of Stockholders as filed with the Commission (the "Proxy Statement") - Part III, Items 10, 11, 12 and 13.

                                     PART I

ITEM 1.   BUSINESS.

     SEEQ Technology Incorporated (herein "SEEQ" or the "Company") is a leading supplier of Ethernet data communications products for networking applications. The Company was founded in 1981 to develop, manufacture and market products incorporating metal-oxide-silicon ("MOS") reprogrammable, nonvolatile memory integrated circuit technology. In 1983, the Company successfully developed the industry's first integrated Ethernet data communications controller in cooperation with 3COM Corporation. The Company combines its strengths in digital circuit and analog design with its communications systems expertise to produce mixed-signal data communication solutions that provide increased functionality and greater reliability and that result in lower total system cost. In February 1994, the Company sold its nonvolatile memory technology and related assets to focus on the data communications market.

     SEEQ has applied its advanced proprietary complementary metal oxide silicon ("CMOS") process technology to build media signaling integrated circuits for data communication applications. SEEQ's product development and marketing strategy is to target its products for sale to rapidly growing systems manufacturers in the high growth personal computer, workstation, printer, networking and telecommunication markets. SEEQ intends to target new and existing systems manufacturers who are performance and volume leaders in these markets. SEEQ's complete product line includes Ethernet data communication controllers, AutoDUPLEXTM Ethernet chip sets for automatic full duplex switched Ethernet applications, encoders/decoders, coaxial cable CMOS transceivers and unshielded twisted pair cable CMOS transceivers, and networking modules. The Company also designs media signaling integrated circuits for the emerging high speed local area network ("LAN") markets including Fast Ethernet and Asynchronous Transfer Mode ("ATM").

     The Company's more than 125 customers worldwide include such personal computer, workstation and data communication industry leaders as Apple Computer, Cisco Systems, Hewlett Packard, 3COM, Cabletron, Compaq, and Silicon Graphics. SEEQ's Ethernet data communications products are sold in all market applications of Ethernet adapter cards, workstations, media attachment units, print servers, file servers, multiport repeaters, standard hubs, switching hubs, bridges and routers.

INDUSTRY BACKGROUND

     Corporate computing networks during the late 1960s and 1970s were characterized by expensive computer resources which were concentrated in a central location and accessed by remote display terminals. As the declining cost of computing power made distributed data processing possible, LANs developed in the early 1980s which provided departmental level processing in the form of powerful small personal computers ("PCs") and microprocessor-based workstations. LANs are used at the departmental level for information exchange among the local computers and sharing of peripherals.

     Although the computer industry initially favored proprietary LAN solutions, a cooperative effort between computer and communications vendors under the sponsorship of the Institute of Electrical and Electronic Engineers ("IEEE") resulted in several LAN protocol standards including Ethernet and Token Ring. These standard-based LANs provide a local shared communications facility which can be accessed by products from multiple vendors, even though the higher level protocols for these products may be incompatible. Under these standards, the installation of LANs has expanded significantly, with over half of the worldwide PCs now connected to some form of LAN.

     The PC LAN network consists of the following three major hardware elements allowing data communication through a network operating system: network interface cards ("NICs"), physical media transfer communication hardware and file servers. The NIC is the hardware which allows a PC or workstation to link via the physical media of transmission to the other network users and peripherals. The physical media transfer communication hardware are the connectors used to connect the NICs to the network and the type of wire or transmission media used through the LAN. The choices of wiring include thick and thin Ethernet cable, shielded and unshielded twisted pair (telephone cable), and fiber optic cabling. The use of the growing installed base of twisted-pair copper telephone lines is expected to remain the primary means for local connectivity to the information superhighway. Currently, unshielded twisted-pair copper wire is the most cost-effective means of transmitting information at the data rates typically required for local connectivity. Systems original equipment manufacturers ("OEMs") must address the technological limitation of twisted-pair copper wire, the leading transmission medium, while rapidly reacting to evolving industry protocols and standards.

     Demand for LAN products has grown rapidly in recent years, as a result of the growth in corporate networks, the introduction of client/server computing, the expansion of personal computer and workstation markets, and the development of new applications, including video conferencing, image processing and multimedia. As networks grow in size and these new applications require faster and faster data rates, business networks will require more throughput capacity than is currently provided by current implementations such as 10 megabit per second ("Mbps") Ethernet or 16Mbps Token Ring. Over the next several years, high-speed network connection requirements will move beyond current areas of deployment such as network servers and LAN interconnects and extend to include desktop PCs. A new class of LAN interconnect devices called switching hubs have recently emerged to address these needs.

BUSINESS STRATEGY

     SEEQ's objective is to be a leading provider of digital and mixed-signal silicon "connectivity" solutions for data communication applications. Key elements of the Company's business strategy include the following:

     IDENTIFY FAST GROWING SYSTEMS MANUFACTURERS IN TARGET MARKETS

     SEEQ's marketing strategy is to identify fast growing applications and OEM customers in the high growth personal computer, workstation, printer, data communication applications and telecommunication markets. SEEQ's products are designed to satisfy the requirements of the customer's application and to bring added value to the end product. The Company encourages close contact with its customers in pursuing this strategy.

     DEVELOP PRODUCTS TARGETED AT SPECIALIZED MARKETS WITH PROPRIETARY TECHNOLOGIES

     A key element of SEEQ's strategy is to develop and market a variety of products which are individually targeted at specialized markets but which together address a large aggregate market. SEEQ's proprietary technologies and its focus on specialized markets have made the Company the sole source supplier of a number of its products. This result provides SEEQ with a number of opportunities for value pricing these products, and enables a close working relationship with OEM customers to develop products to be incorporated into future systems being developed by those OEMs.

     EXTEND STRATEGIC RELATIONSHIPS WITH INDUSTRY LEADERS

     SEEQ continues to work closely with systems manufacturers that are market and technology leaders, which in selected cases has led to strategic sole-source supplier arrangements. At the heart of customer relationships, the applications team at the Company focuses on meeting a customer's specific system requirements. In addition, the Company plays an active role in industry-wide alliances aimed at developing standards for new LAN technologies. SEEQ is a contributing member of the Fast Ethernet Alliance, Full Duplex Switched Ethernet Consortium and the Desktop ATM25 Alliance.

     CAPITALIZE ON MIXED-SIGNAL AND COMMUNICATIONS SYSTEMS EXPERTISE

     The Company has assembled a talented group of engineers possessing both mixed-signal integrated circuit and communications systems design skills. SEEQ believes that its design staff is one of the leading mixed-signal design teams in the industry and represents one of the Company's core competitive strengths. The Company's strategy is to utilize its process development and LAN technology expertise, together with its manufacturing knowledge, to supply highly integrated connectivity solutions at lower system cost than competitors' products.

     INTEGRATE COMPONENTS INTO SUBSYSTEMS

     The Company's strategy is to use its circuit and process technology knowledge to develop both integrated circuits and subsystems for use in data communication applications. In the development of subsystems, SEEQ intends to make significant use of integrated circuit products developed by SEEQ. In maintaining the ownership of critical semiconductor technology in these subsystems, SEEQ believes this will provide certain competitive advantages based on time-to-market, product features and lower product costs.

     EXPAND ETHERNET PRODUCT LINE AND CUSTOMER BASE

     The Company is committed to the introduction of new data communication products into existing and new high-speed LAN market segments (such as Fast Ethernet and ATM), which enable system OEMs to improve performance, address new applications and further integrate higher levels of system functionality which meet industry standards. The Company's existing line of Ethernet products enable SEEQ to provide a full range of LAN data communication solutions to its customers. The Company's more than 125 customers worldwide include such personal computer, workstation and data communication industry leaders as Apple Computer, Cisco Systems, Hewlett Packard, 3COM, Cabletron, Compaq, and Silicon Graphics. SEEQ's Ethernet products are sold in all market applications of Ethernet adapter cards, workstations, media attachment units, print servers, file servers, multiport repeaters, standard hubs, switching hubs, bridges and routers.

     MAINTAIN COST-EFFECTIVE SILICON FOUNDRY RELATIONSHIPS

     SEEQ maintains the necessary supply of finished wafers to meet its manufacturing needs through selective foundry arrangements with major semiconductor manufacturers. These agreements are intended to provide SEEQ with the required wafer fabrication capacity, and to provide the Company with access to next generation silicon process technology. The Company currently has such agreements with International Microelectronics Products, Exel and Ricoh. The Company also has supply agreements with VLSI Technology and Samsung.

PRODUCTS

     Electronic data communication is one of the largest and fastest growing segments of the integrated electronics market. LANs, representing networks connecting two or more computers and peripherals within a localized geographical area (e.g., office floor, building, or campus), address the need to share information among individuals in close proximity. The most popular data communication LAN technology in the market is Ethernet. The speed of Ethernet is 10Mbps. Signal detection on Ethernet is based upon the concept of carrier sense multiple access with collision detection ("CSMA/CD"). Today the vast majority of Ethernet products are based on IEEE 802.3 standards. The most popular Ethernet standard is 10Base-T, the operation of Ethernet over unshielded twisted pair ("UTP") wiring.

     The Company's Ethernet data link controllers are used in local area network systems that can interconnect a wide variety of computers and peripheral devices. They are generally used in Ethernet-compatible systems, and replace a substantial number of discrete components previously contained on a printed circuit board. The Company also produces a set of Ethernet encoder/decoder circuits, media interface adapters ("MIAs"), and Ethernet transceiver circuits. The Company's data communication products have significantly reduced the cost of Ethernet connections for local area network manufacturers.

     The Company is also a leader in the application of automatic full duplex technology to Ethernet LANs. SEEQ's AutoDuplex feature uses specially coded link pulses to determine if the channel has duplex capabilities. The SEEQ patented technique allows any node in a 10Base-T network to determine if it has a full duplex channel for its use and to automatically modify its behavior when establishing independent transmit and receive communication channels. This technique effectively doubles the communications channel bandwidth available to the node. In a 10Base-T network with full duplex nodes connected to a switching hub or multiport bridge, the effective network bandwidth is doubled to 20 Mbits/sec. SEEQ has extended this technique to Fast Ethernet to effectively increase the network bandwidth to 200 Mbits/sec.

     In order to meet customers' needs for higher-speed LAN solutions, the Company has developed a new generation of products for the new LAN technology called Fast Ethernet. Fast Ethernet is a 100Mbps version of traditional 10Base-T Ethernet (10Mbps). Fast Ethernet technology is currently being considered for standards approval by the IEEE 802.3 committee. The Company recently introduced its first Fast Ethernet product, the 100Mbps four port Fast Ethernet controller, for this emerging market and expects to introduce other products during fiscal 1995.

MARKETING AND SALES

     The Company sells its products to OEMs and distributors representing a wide range of markets, including computer systems, facsimile equipment, engineering workstations, modems, process controllers, and commercial data processing systems. The Company's ten largest customers accounted for approximately 32%, 34% and 54% of net revenues for fiscal years 1992, 1993, and 1994, respectively. No one customer accounted for 10 percent or more of revenues in fiscal 1992 and 1993, while Apple Computer and Cisco Systems accounted for approximately 16% and 11% of revenues in fiscal 1994, respectively.

     The Company coordinates all domestic sales through two regional sales offices in addition to its Fremont, California headquarters. The Company's three OEM sales managers work closely with manufacturers' representatives and distributors to secure design-ins and production orders.

     The Company markets its products through a network of independent manufacturers' representatives and independent distributors. The Company has contracted with seven national distributors to stock and sell the Company's products from an aggregate of approximately 10 stocking locations. In addition, the Company has contracted approximately 18 independent manufacturers' representatives throughout the United States, representing approximately 150 individual salespeople. The representatives obtain orders for SEEQ, which the Company fills by shipping directly to the purchaser and for which the Company pays the representatives commissions based on the sales.

     International sales were approximately $6.8 million, $6.3 million and $7.1 million, representing approximately 18%, 19% and 33% of product sales, for fiscal years 1992, 1993 and 1994, respectively. International sales are accomplished through a network of approximately 30 stocking representatives, together with international sales management in Fremont, California. Sales to foreign customers are shipped from the Company's headquarters F.O.B. and are usually billed and paid in United States dollars. Although sales may be made subject to tariffs in certain countries or with regard to certain products, at present the Company's average selling prices for foreign sales are not significantly different from those for domestic sales. Foreign sales are subject to certain control restrictions imposed by the United States and foreign governments, but the Company has not encountered any such limitations that have materially affected its foreign sales.

     Although SEEQ receives volume purchase orders, such orders do not necessarily result in sales as they are, in most cases, consistent with industry practice, terminable by the customer without significant penalty. Consequently, backlog figures are not necessarily indicative of future sales.

RESEARCH AND DEVELOPMENT

     Expertise in a variety of related disciplines and functions is necessary to design, develop and manufacture mixed signal semiconductor integrated circuits which combine both digital and analog circuits. These disciplines include systems and application engineering, computer aided design, device physics, semiconductor process engineering, circuit design, reliability physics and test engineering. The Company has committed and will continue to commit substantial resources over an extended period to develop new products and technologies utilizing all of these disciplines.

     The Company is concentrating on the application of its proprietary technologies for the development of mixed signal integrated circuits for the data communications market. Present research and development efforts are focused on the development of Ethernet controllers and media signaling integrated circuits for the 100Mbps Fast Ethernet market and ATM market, and more highly integrated signaling devices for the 10Mbps Ethernet market. The Company invented the AutoDUPLEX tech-nique for automatic full duplex operation in switched Ethernet applications running over twisted pair cabling. The Company has one issued patent pertaining to automatic full duplex and other applications pending.

     The Company's research and development expenditures were approximately $4,722,000, $3,289,000 and $3,278,000 for fiscal years 1992, 1993 and 1994, respectively. As of September 30, 1994, 19 employees were engaged in research and development activities.

MANUFACTURING

     The manufacturing process for semiconductors is divided into three basic operations: silicon wafer fabrication, assembly and testing. SEEQ has chosen to use independent silicon foundries and assembly subcontractors to fabricate and assemble its integrated circuits. This strategy enables the Company to focus its resources on the design and test areas, where the Company believes it has greater competitive advantages, and to eliminate the high cost of owning and operating a semiconductor silicon fabrication and assembly facilities.

     In fiscal 1990 a strategy was adopted to have all products manufactured by outside foundries and to convert the Company's fabrication facility into a preproduction and process development facility. As a result, in fiscal 1990, the Company was successful in implementing subcontract silicon wafer fabrication (i.e., silicon wafer foundry). The Company signed long term foundry and technology agreements with major semiconductor suppliers such as Philips Components- Signetics. These relationships gave the Company access to state-of-the-art clean rooms and equipment for the production of its products. In the first quarter of fiscal 1992, the Company entered into a silicon fabrication agreement with IMP which provided the Company with the opportunity to perform all preproduction and process development at outside silicon foundries. As a result of this agreement, the Company completely phased out its silicon fabrication operation in the third quarter of fiscal 1992.

     After receiving processed silicon wafers from its foundry partners, the Company currently ships its silicon to an independent assembly contractor in Southeast Asia for separation into individual chips and packaging. Prior to the end of fiscal 1991, the Company used one Korean assembly vendor exclusively.

     The Company has not had any significant problems with its foreign assembly contractors to date. However, the Company's reliance on one or more foreign assembly contractors and its maintenance of inventories at such contractor's facilities entail certain political and economic risks, including political instability and expropriation, currency controls, and changes in tariff and freight rates. In the event the Company's foreign assembly operations were disrupted, the Company's operations could be materially and adversely affected.

     The Company has experienced some difficulties in receiving steady supplies of processed silicon wafers from some of its foundry partners. During the fourth quarter of fiscal 1993, the Company experienced reduced yields and deliveries from some of its foundry partners. To solve these problems, the Company is working closely with its foundry partners to obtain a steady and predictable supply of integrated circuits and is in the process of adding new foundry partners to increase capacity.

     Test operations are performed during each phase of the manufacturing process. SEEQ uses sophisticated testing equipment to test the die on each silicon wafer prior to shipment for assembly. After assembly, each unit (i.e., packaged die) undergoes final electrical testing at the Company.

     Although the manufacturing process is highly controlled, equipment malfunctions, process complexities, minute impurities, or defects in the masks may cause a substantial percentage of the silicon wafers to be rejected or individual chips to be non-functional, a problem indigenous to the semiconductor industry. There can be no assurance that the Company or any of its foundry suppliers will not experience yield problems in the future.

COMPETITION

     The semiconductor industry is intensely competitive. SEEQ believes that no single competitor offers similar products across SEEQ's entire product line. However, several semiconductor manufacturers offer products competitive with certain of those offered by the Company. The Company competes principally on the basis of the timely and successful development and introduction of new products and technologies, the quality, functionality, price and performance characteristics of its products and the adaptability of such products to specific applications. SEEQ believes that it competes favorably with respect to most of these factors. In addition, SEEQ believes that its principal competitive strengths arise from its technological capabilities in the development of both mixed-signal integrated circuit and communications systems designs and its use of CMOS process technologies. Many of SEEQ's competitors have substantially greater technical, financial, manufacturing and marketing resources than the Company, and no assurance can be given that the Company can continue to compete successfully in the future.

PATENTS, TRADEMARKS AND LICENSES

     The Company pursues a policy of obtaining patents for appropriate inventions, although the Company believes its success depends primarily upon the experience and creative skills of its employees rather than upon the ownership of patents. The Company has obtained nonexclusive licenses from certain other organizations, such as Texas Instruments, Incorporated and Xerox Corporation, for use of product designs or specifications in the development of the Company's products. Such license arrangements on a nonexclusive basis are customary in the industry.

     The Company has one United States patent issued which expires in May 2011. However, there can be no assurance that the patent will provide SEEQ with any meaningful protection. The Company also has certain federally registered trademarks. The Company is pursuing a systematic strategy of submitting patent applications whenever justified by a combination of business and technical considerations. In addition, the Company avails itself of mask work protection for its designs.

     As in the case with many companies in the semiconductor industry, it may become necessary or desirable in the future for SEEQ to obtain licenses relating to its products from others. SEEQ has in the past received notification of possible infringement of patents from certain other semiconductor manufacturers and these matters are under consideration. Although patent holders in the industry typically offer licenses, and SEEQ in the past has entered into license agreements, there can be no assurance that licenses can be obtained on acceptable terms.

     The Company, from time to time, enters into technology and second source agreements. The Company has not granted any rights relative to its process or design technology which are or will be exclusive.

ENVIRONMENTAL REGULATIONS

     The manufacture of semiconductors requires the use and storage of substantial amounts of toxic chemicals and other hazardous materials. There have been several incidents in the semiconductor industry of environmental pollution or personal injury related to improper storage or use of these substances. The Company believes that its facilities are in compliance with applicable environmental regulations, and that its operations have not caused any significant environmental problems. The regulations concerning environmental protection have grown increasingly complex and rigorous, however, and there can be no assurance that the Company's continued compliance will not require it to incur substantial expenses.

EMPLOYEES

     As of September 30, 1994, the Company had 67 employees, including 10 in marketing and sales, 19 in research, development and engineering related functions, 30 in manufacturing and 8 in management, administration and finance. The Company's success depends on a number of key employees, the loss of one or more of whom could adversely affect the Company. The Company believes that its future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. The Company has never had a work stoppage, slow-down or strike. None of the Company's employees are represented by a labor union. The Company considers its employee relations to be good.

ITEM 2.   PROPERTIES.

     The Company's executive offices and manufacturing and principal research and design facilities currently occupy a 101,000 square foot building located in Fremont, California. The building is leased by the Company under a lease scheduled to expire in 2002 with two five-year renewal options. During November 1994, the Company entered into a sublease for the entire building, which will commence on February 1, 1995. As a result, the Company is actively seeking a new location for its executive offices and other facilities. The Company also leases additional offices for its area sales managers in Westlake, California, and Burlington, Massachusetts.

ITEM 3.   LEGAL PROCEEDINGS.

     On March 30, 1994, the Company filed a lawsuit in the United States District Court for the Northern District of California against Hualon Microelectronics Corporation, one of the Company's former foundries and joint development partners. In the lawsuit, the Company originally sought injunctive relief from the court to prevent Hualon from using certain of the nonvolatile memory technology sold by the Company to Atmel pursuant to the Asset Purchase Agreement, to which Hualon has asserted certain license rights under an alleged license agreement. In response to the Company's claims, Hualon asserted affirmative defenses and counterclaims seeking a declaration by the court that the alleged license agreement is valid and seeking specific performance of the alleged license agreement and other agreements previously entered into by the two parties. Hualon filed a motion for summary judgment and the Company's initial claim was subsequently dismissed by the court. Hualon has subsequently amended its counterclaims to include additional claims in the proceeding, including claims for damages for breach of, and for money owed pursuant to, other agreements between the Company and Hualon. The Company has subsequently amended its original complaint to include a number of additional claims against Hualon, including claims for damages for breach of, and for money owed pursuant to, such other agreements. Under the terms of one of the escrow agreements entered into with Atmel in connection with the EEPROM Asset Sale, under which $4,329,000 has been deposited in escrow, the Company will only be entitled to receive such funds if it is determined that the alleged license agreement is invalid, to the extent that any claims made by Atmel to such funds are unsuccessful, if Atmel fails to make a claim to such funds by February 1999, or as otherwise agreed by the Company and Atmel. The Company intends to vigorously prosecute its claims in this lawsuit and to defend the claims made by Hualon. The Company believes that its claims and defenses in this lawsuit are meritorious. However, there can be no assurance as to the possible outcome of this proceeding. In the event that the Company is not successful in invalidating the alleged license agreement, Atmel may assert a claim against the Company under the Asset Purchase Agreement, including a claim for damages, if any, suffered by Atmel as a result of Hualon's use of any of such technology, and, in the event any such claim by Atmel is determined to be valid, Atmel may recover any such damages from the escrow described above. The Company believes that, in the event of any claim by Atmel, the amount of damages that may be payable by the Company upon a resolution thereof will not have a material adverse effect on the Company's cash flow, financial position or results of operations. However, there can be no assurance as to such matters.

     On September 4, 1992, an action was filed against the Company by GOCO Realty Fund I, a previous landlord, for rent and damages under a lease of the premises previously occupied by the Company. The Company vacated the premises in July 1992. The claims asserted in this action were subsequently assigned to Brazos Partners L.P. ("Brazos"). In the action, plaintiff is seeking rent through the original expiration date of the lease, which was September 9, 1994. The lease provided for monthly rental payments of $106,142 from July 1992 through September 1992, $111,449 from October 1992 through September 1993 and $117,021 from October 1993 through September 1994. In addition, plaintiff is seeking certain additional rent and specified damages and costs, including attorneys' fees and courts costs incurred in the litigation. In April 1994, the Company proposed a settlement of this action, and Brazos indicated such a settlement would be acceptable to Brazos. The terms of the settlement would provide for the payment by the Company of $37,500, the issuance by the Company to Brazos of 375,000 shares of its common stock, and the assignment by the Company to plaintiff of a $360,000 promissory note and the $75,000 security deposit on such premises which are both currently due to the Company. Since April 1994, the Company has been in the process of preparing the final settlement agreement and registering the Shares under the Securities Act. In November 1994, Brazos filed an additional lawsuit against the Company alleging that Brazos has incurred certain damages because the Company and Brazos have not yet entered into a final settlement agreement. The Company believes that this additional lawsuit is without merit. Promptly following the date of this Prospectus, the Company plans to enter into a final settlement of the litigation with Brazos. Upon the execution of the settlement agreement and the fulfillment of the terms thereof, all such actions and related claims against the Company will be dismissed. The Company believes that a settlement agreement containing such terms will be executed and that the terms of such settlement agreement will be fulfilled by the Company. In the event that such a settlement agreement were not executed or the terms of such settlement agreement were not fulfilled by the Company, these actions would proceed and, in the event the Company were not successful in these actions and it were determined that the plaintiff is entitled to recover damages from the Company, the Company's results of operations and financial conditions would be materially and adversely affected.

     In addition, SEEQ is involved in certain other routine litigation in the ordinary course of its business. SEEQ is not involved in any legal proceedings which it believes will have a material adverse effect on its financial position or results of operations.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     No matters were submitted to a vote of security holders during the quarter ended September 30, 1994.

                                    PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS.

     The Company's stock is listed on the Nasdaq National Market under the symbol "SEEQ". The tables below present the high and low market prices for fiscal years 1994 and 1993. The Company has never paid dividends on common shares and has no present plans to do so.

                     Fiscal 1994                    Fiscal 1993
                     -----------                    -----------
Quarter            High         Low               High        Low
- -------            ----         ---               ----        ---
First            $1-3/4       $1-1/16           $1-1/2       $ 13/16
Second           $1-1/2       $1-3/32           $1-11/16     $1
Third            $1-15/16     $ 15/16           $1-5/8       $1
Fourth           $1-9/32      $ 15/16           $1-3/4       $ 31/32

The approximate number of stockholders of record at September 30, 1994 was 918.

ITEM 6.   SELECTED FINANCIAL DATA.

     The consolidated selected financial data presented below as of September 30, 1990, 1991, 1992, 1993 and 1994, and for each of the years in the five-year period ended September 30, 1994, are derived from the consolidated financial statements of the Company. The consolidated financial statements as of September 30, 1993 and 1994, and for each of the years in the three-year period ended September 30, 1994, have been audited by Price Waterhouse LLP, independent accountants.

                                                                       Fiscal Year Ended September 30,(1)
                                                         ---------------------------------------------------------------
                                                         1990           1991           1992          1993           1994
                                                         ----           ----           ----          ----           ----
                                                                     (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
 Revenues . . . . . . . . . . . . . . . . . . . .      $ 45,070        $48,563      $ 37,080       $32,980         $21,480
Cost and expenses:
  Cost of revenues  . . . . . . . . . . . . . . .        39,062         33,470        24,765        21,796          15,632
  Research and development  . . . . . . . . . . .         8,889          7,076         4,722         3,289           3,278
  Marketing, general and
       administrative . . . . . . . . . . . . . .        12,190         10,637        10,173         7,827           6,939
 Restructuring and other expenses . . . . . . . .        11,398(2)          --         7,431(3)      3,236(4)        4,932(5)
                                                       -------------------------------------------------------------------
       Total costs and expenses . . . . . . . . .        71,539         51,183        47,091        36,148          30,781
                                                       -------------------------------------------------------------------
Income (loss) from operations . . . . . . . . . .       (26,469)        (2,620)      (10,011)       (3,168)         (9,301)

Interest (expense)  . . . . . . . . . . . . . . .        (1,424)        (1,172)       (1,444)       (1,056)           (456)
Interest and other income, net  . . . . . . . . .         1,763            578           154           100             187
Gain on sales of stock  . . . . . . . . . . . . .            --             --            --            --           1,693(6)
                                                       -------------------------------------------------------------------
Income (loss) before income taxes   . . . . . . .       (26,130)        (3,214)      (11,301)       (4,124)         (7,877)
Provision for income taxes  . . . . . . . . . . .            --             --            --            --              --
                                                       ===================================================================
Net income (loss) . . . . . . . . . . . . . . . .      $(26,130)       $(3,214)     $(11,301)      $(4,124)        $(7,877)
                                                       ===================================================================
Net income (loss) per share   . . . . . . . . . .      $  (2.00)       $ (0.22)     $  (0.74)      $ (0.25)        $ (0.32)
                                                       ===================================================================
Average common shares
and equivalents outstanding . . . . . . . . . . .        13,042         14,454        15,243        16,741          24,273
                                                       ===================================================================


                                                                                   September 30,
                                                         ---------------------------------------------------------------
                                                         1990            1991          1992          1993           1994
                                                         ----            ----          ----          ----           ----
                                                                                   (in thousands)
BALANCE SHEET DATA:
Working capital . . . . . . . . . . . . . . . . .      $ 13,541        $ 5,557      $   (607)      $ 5,088         $   908
Total assets  . . . . . . . . . . . . . . . . . .        49,995         38,795        23,728        17,871          17,307
Long-term obligations . . . . . . . . . . . . . .        11,531          6,283         1,602         1,926           2,564
Stockholders' equity  . . . . . . . . . . . . . .        17,046         13,742         4,472         6,544           4,056

- ---------------------------

(1) The Selected Financial Data for fiscal years ended September 30, 1990 through September 30, 1993 does not give effect to the sale of assets in the EEPROM Asset Sale on February 7, 1994, which constituted a significant portion of the Company's operations during these fiscal years. See the discussion under "Recent Developments," "Pro Forma Condensed Financial Information," and Notes 3 and 4 of Notes to Consolidated Financial Statements.

(2) The Company recorded an $11,398,000 charge against operations in fiscal 1990 associated with restructuring its manufacturing facility.

(3) The Company recorded $7,431,000 in charges against operations in fiscal 1992 associated with closing its wafer fabrication facility. See Note 4 to Notes to Consolidated Financial Statements.

(4) The Company recorded $3,236,000 in charges against operations in fiscal 1993 reflecting an adjustment to its prior estimates in connection with closing its wafer fabrication facility and costs associated with the resignation of the Company's previous president and chief executive officer. See Note 4 to Notes to Consolidated Financial Statements.

(5) The Company recorded $4,932,000 representing a loss and other restructuring costs associated with the EEPROM Asset Sale and the discontinuation of the Company's end-user Ethernet adapter board products. See Notes 3 and 4 of Notes to Consolidated Financial Statements.

(6) The Company recorded a gain on the sale of the stock of $1,693,000. See Note 3 of Notes to Consolidated Financial Statements.

         The following table sets forth consolidated statements of operations data for each of the eight quarters beginning October 1, 1992 and ending September 30, 1994. This information has been derived from unaudited consolidated quarterly financial statements of the Company, which include all adjustments, consisting only of normal recurring adjustments, except for adjustments relating to certain restructuring and other expenses and gains on sales of stock, that the Company considers necessary for a fair presentation of the information when read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                  Three Months Ended,(1)
                                                   ---------------------------------------------------
                                                   Dec. 31,      March 31,     June 30,      Sept. 30,
                                                     1992          1993          1993          1993
                                                     ----          ----          ----          ----
                                                        (in thousands, except per share amounts)
Revenues                                           $ 8,636       $ 8,943       $ 8,773        $ 6,628
Costs and expenses:
     Cost of revenues                                5,364         5,309         5,564          5,559
     Research and development                          791           791           798            909
     Marketing, general and administrative           2,085         2,064         1,824          1,854
     Restructuring and other expenses                   --            --            --          3,236
                                                   --------------------------------------------------
       Total costs and expenses                      8,240         8,164         8,186         11,558
                                                   --------------------------------------------------
Income (loss) from operations                          396           779           587         (4,930)
Interest expense                                      (319)         (279)         (296)          (162)
Interest and other income, net                          43            38            (1)            20
Gain on sales of stock                                  --            --            --             --
                                                   --------------------------------------------------
Income (loss) before income taxes                      120           538           290         (5,072)
 Provision for (benefit from) income taxes              15            56            26            (97)
                                                   --------------------------------------------------
Net income (loss)                                  $   105       $   482       $   264        $(4,975)
                                                   ==================================================
Net income (loss) per share                        $  0.01       $  0.03       $  0.02        $ (0.26)
                                                   ==================================================
 Average common shares and
   equivalents outstanding                          15,659        15,945        16,681         19,210





                                                                  Three Months Ended,(1)
                                                   ---------------------------------------------------
                                                   Dec. 31,      Mar. 31,      June 30,      Sept. 30,
                                                     1993          1994          1994          1994
                                                     ----          ----          ----          ----
                                                        (in thousands, except per share amounts)
Revenues                                           $ 5,828       $ 4,292       $ 5,943        $ 5,418
Costs and expenses:
     Cost of revenues                                4,728         3,939         3,446          3,518
     Research and development                          740         1,072           794            671
     Marketing, general and administrative           2,059         2,803         1,219            858
     Restructuring and other expenses                   --         3,391         1,664           (123)
                                                   --------------------------------------------------
       Total costs and expenses                      7,527        11,205         7,123          4,924
                                                   --------------------------------------------------
Income (loss) from operations                       (1,699)       (6,913)       (1,180)           494
Interest expense                                      (132)         (164)          (72)           (89)
Interest and other income, net                          46            55            32             53
Gain on sales of stock                                  --            --         1,693             --
                                                   --------------------------------------------------
Income (loss) before income taxes                   (1,785)       (7,022)          473            458
 Provision for (benefit from) income taxes              --            --            --             --
                                                   --------------------------------------------------
Net income (loss)                                  $(1,785)      $(7,022)      $   473        $   458
                                                   ==================================================
Net income (loss) per share                        $ (0.08)      $ (0.29)      $  0.02        $  0.02
                                                   ==================================================
 Average common shares and
   equivalents outstanding                          21,803        23,816        25,788         25,895


- -----------------

(1) The Quarterly Selected Financial Data for the fiscal quarters ended December 31, 1992 through December 31, 1993 does not give effect to the sale of assets in the EEPROM Asset Sale on February 7, 1994, which constituted a significant portion of the Company's operations during these quarters. See the discussion under "Recent Developments," "Pro Forma Condensed Financial Information," and Notes 3 and 4 of Notes to Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

BACKGROUND

     The Company was founded in 1981 to focus on the development and manufacture of EEPROMs, and in 1982 began developing Ethernet data communication products. The Company recorded its first profitable year in fiscal 1987 and the growth continued in fiscal 1988 as both revenues and net income reached record levels. In addition, the Company's financial condition was strengthened when a public common stock offering was completed in May 1988. Fiscal 1989 results were adversely affected by weakening market conditions and production problems. In fiscal 1989, the Company adopted a strategy to have its products manufactured by outside foundries. In fiscal 1989, a manufacturing and technology agreement with Philips Components-Signetics provided alternate source and foundry services for the Company's Flash and EEPROM products. In fiscal 1990, the Company further solidified its foundry strategy with an agreement with Hualon Microelectronics Corporation ("Hualon"). With the aid of these alliances, in September 1990, the Company decided to convert its existing manufacturing plant into a pre-production and process development facility. As a result of this decision, in fiscal 1990, the Company recorded an $11,398,000 restructuring charge for equipment write-offs, facility, lease and other equipment costs, severance and incentive payments and the costs of foundry transfer. In the first quarter of fiscal 1992, the Company entered into a wafer fabrication foundry agreement with International Microelectronics Products, Inc. ("IMP") which allows the Company to perform all of its pre-production and process development activities at outside foundries. As a result of the IMP agreement, the Company made a decision to completely phaseout its fabrication operations, and recorded $7,431,000 in restructuring charges in fiscal 1992 as a result of the closure of the wafer manufacturing facility. In the fourth quarter of fiscal 1993, the Company recorded an additional $2,449,000 restructuring charge. This additional charge was attributable to the Company's unsuccessful attempts to sell certain remaining fabrication equipment from the Company's fabrication facility and a write-off of certain inventory manufactured by the Company which became nonsalable as a result of the production and delivery of qualified products from the Company's foundry partners. Additional reserves were also recorded due to certain pending litigation which arose as a result of the Company's decision to abandon its fabrication facility. See "Business--Litigation."

     During the quarter ended March 31, 1994, the Company sold its assets related to its electrically erasable programmable read only memory ("EEPROM") products (the "EEPROM Asset Sale") to Atmel Corporation ("Atmel"). Under the terms of the Asset Purchase Agreement dated February 7, 1994 between SEEQ and Atmel, Atmel acquired all rights in SEEQ's assets related to EEPROM products, including intellectual property, equipment, inventory and a portion of the accounts receivable. The purchase price for such assets consisted of 135,593 shares of Atmel's Common Stock and $481,632 in cash. In addition, Atmel assumed certain liabilities under equipment leases for equipment used in producing EEPROM products.

     During the third quarter of fiscal 1994, SEEQ sold the 135,593 shares of Atmel Common Stock it received in the EEPROM Asset Sale for total proceeds of $6,693,000, reflecting a gain on the sale of $1,693,000. A significant portion of the proceeds from the stock sale was deposited in two escrow accounts subject to claims of indemnity by Atmel under the Asset Purchase Agreement. One escrow account, containing $600,000 (recorded as other current assets), is subject to claims by Atmel with respect to the equipment, inventory and accounts receivable sold to Atmel in the EEPROM Asset Sale. Atmel has asserted a claim for the full amount deposited in this escrow account. SEEQ has notified Atmel that it disagrees with the claim, and Atmel and SEEQ are currently attempting to resolve this claim under the terms of the Asset Purchase Agreement. The funds in this escrow account will remain in escrow until the claim is resolved by an agreement between SEEQ and Atmel, or a determination is made by a court or arbitrator. The second escrow account, containing $4,329,000 (recorded as other assets), is subject to claims that may be made by Atmel with respect to the EEPROM technology sold to Atmel in the EEPROM Asset Sale. Atmel has notified SEEQ that, based on certain claims asserted by Hualon that SEEQ previously granted Hualon certain license rights to the EEPROM technology, Atmel believes it may be entitled to assert a claim against this escrow account, although Atmel has not done so to date. The funds in this escrow account will remain in escrow until February 1999, or if a determination is made that SEEQ is entitled to such funds under any release condition in the escrow agreement, or if Atmel makes a claim prior to February 1999 under such escrow then until such claim is resolved by a court. See "Business--Litigation."

     In connection with the EEPROM Asset Sale, Atmel acquired 3,614,701 shares of SEEQ's Common Stock pursuant to a Stock Purchase Agreement dated February 7, 1994, representing approximately 14% of SEEQ's outstanding shares of Common Stock as of such date. Such shares were purchased at a price of $1.25 per share, for a total purchase price of $4,518,376.

     As a result of the EEPROM Asset Sale, the Company's revenue since the date of sale is derived solely from sales of data communication products. Sales of EEPROM products represented approximately $16,698,000, or 50.6%, and $3,036,000, or 14.1%, of the Company's revenues during fiscal 1993 and 1994, respectively.

     In connection with the EEPROM Asset Sale and the Company's decision in the second quarter of fiscal 1994 to discontinue its end-user Ethernet adapter board product line, the Company adopted a restructuring plan pursuant to which, among other things, certain business operations were discontinued, certain facilities are being eliminated and certain employees were termi-nated. As a result of the EEPROM Asset Sale and restructuring plan and certain adjustments to the reserve at September 30, 1993, the Company recorded total restructuring and other costs of $4,932,000 as set forth in the following table and as described below:

                                                                  Restructuring
                                                                     Benefit        Utilization of
                                                Reserve at          (Charge)          (Benefit)          Reserve at
                                               September 30,       Recorded in      Charge During      September 30,
                                                   1993            Fiscal 1994       Fiscal 1994            1994
                                               ---------------------------------------------------------------------
                                                                           (in thousands)
Facility lease, inventory and other
    equipment costs                              $(2,055)            $ 1,026          $   413            $  (616)
                                               ---------------------------------------------------------------------
EEPROM Asset Sale Restructuring:                      --
    Sale proceeds                                     --               5,482           (5,482)                --
    Less: Costs of assets transferred                 --              (5,656)           5,656                 --
                                               ---------------------------------------------------------------------
    Net loss on sale                                  --                (174)             174                 --
                                               ---------------------------------------------------------------------
    Excess facilities                                 --              (3,186)             652             (2,534)
    Severance                                         --                (421)             421                 --
    Discontinued inventories                          --                (404)             254               (150)
    Excess property and leasehold                     --                (158)             158                 --
      improvements
    Other costs                                       --                (578)             231               (347)
                                               ---------------------------------------------------------------------
                                                      --              (4,747)           1,716             (3,031)
                                               ---------------------------------------------------------------------
End-user Ethernet adapter board
    products write-off:
    Discontinued inventories                          --                (808)             808                 --
    Other costs                                       --                (229)             229                 --
                                               ---------------------------------------------------------------------
                                                      --              (1,037)           1,037                 --
                                               ---------------------------------------------------------------------
Total                                            $(2,055)            $(4,932)         $ 3,340            $(3,647)
                                               =====================================================================



  FACILITY LEASE, INVENTORY AND OTHER EQUIPMENT COSTS

  In fiscal 1994, the Company recorded an adjustment to a reserve previously recorded in prior fiscal years to cover estimated costs in connection with the termination of the Company's prior facility lease. See Note 11 to Notes to Consolidated Financial Statements.

  EEPROM ASSET SALE RESTRUCTURING

  In connection with the EEPROM Asset Sale, the Company incurred certain restructuring costs as follows:

  Excess facilities. The Company determined that the Company's current headquarters' office and manufacturing space is substantially in excess of the facilities necessary to operate the Company's continuing business. Since the Company occupies these facilities under a lease with a remaining term of approximately eight years, the Company decided to sublease its facilities for the remaining term of the lease. The Company recorded reserves representing the Company's estimate of the difference between the rent payable by the Company under the lease and the anticipated rent payable to the Company under a sublease. During November 1994, the Company sublet the entire facility in which its headquarters and operations are currently located and plans to relocate to a new location during the quarter ending March 31, 1995.

     Severance. The Company substantially reduced its workforce as a result of the termination of 78 employees in the quarter ended March 31, 1994.

     Discontinued inventories. As a result of the EEPROM Asset Sale, the Company discontinued certain inventories.

     Excess property and leasehold improvements. The Company wrote off fixtures and other property and leasehold improvements related to the assets sold that were no longer usable in the Company's continuing operations.

     Other costs. The Company recorded other costs, including property tax obligations, obsolete computer systems and legal fees.

     END-USER ETHERNET ADAPTER BOARD PRODUCTS WRITE-OFF

     During the quarter ended March 31, 1994, the Company discontinued its end-user Ethernet adapter board product line, and recorded restructuring costs as follows:

     Discontinued inventories. The Company wrote off Ethernet adapter board product inventories that the Company discontinued.

     Other costs. The Company recorded other costs, including severance costs, component supplier termination charges and excess property and leasehold improvement write-offs.

ANNUAL RESULTS OF OPERATIONS

     FISCAL 1994 COMPARED TO FISCAL 1993

     The Company's revenues in fiscal 1994 were $21,480,000, a reduction of 35% from $32,980,000 in fiscal 1993. This reduction primarily reflects the failure by Hualon to deliver to the Company sufficient quantities of wafers having acceptable yields and quality for EEPROM products during the first and second quarters of fiscal 1994 and the effect of the EEPROM Asset Sale on February 7, 1994, which resulted in a decrease in EEPROM product sales from $16,494,000 in fiscal 1993 to $3,036,000 in fiscal 1994. Local area network ("LAN") integrated circuit product sales increased $285,000, or 2.0%, to $14,258,000 in fiscal 1994 as compared to fiscal 1993 due to a 21.3% increase in unit sales volumes, partially offset by a 15.6% decrease in average selling prices. LAN subsystem product sales increased $1,673,000, or 66.6%, to $4,186,000 in fiscal 1994 as compared to fiscal 1993. The increase in LAN subsystem product sales in fiscal 1994 was primarily due to shipments of proprietary transceiver products to Apple Computer which began in March 1994. The increase in revenues attributable to sales of transceiver products to Apple Computer was partially offset by a decrease in sales of Ethernet adapter board products as a result of the discontinuance of the Company's Ethernet adapter board product line in the second quarter of fiscal 1994. Sales of transceiver products to Apple Computer represented 17.8% of the Company's revenues in fiscal 1994.

     Gross margins decreased to 27.2% in fiscal 1994 compared to 33.9% in fiscal 1993. The decrease in gross margin percentage in fiscal 1994 is largely attributable to the loss of certain economies of scale as a result of lower production volumes for EEPROM products in the first and second quarters of fiscal 1994, primarily as a result of the low levels of supply and poor yields on wafers to be manufactured by Hualon, which decreased production efficiency and increased the overall per unit product cost. As a result of the EEPROM Asset Sale, the Company substantially reduced its workforce, reduced its facility requirements and eliminated its lower margin products. Gross margins in future periods will be affected primarily by sales levels and product mix, average selling prices, wafer yields, the introduction of new products and improvements in manufacturing costs.

  Research and development expenditures for fiscal 1994 were $3,278,000 and were essentially unchanged as compared to fiscal 1993 expenditures of $3,289,000. Lower payroll costs as a result of the termination of personnel associated with EEPROM products research and development during the second quarter of fiscal 1994 were offset by increased engineering materials, contracting and equipment expenses associated with the development of the Company's next generation of LAN integrated circuits. Research and development expenditures were 15.3% of revenues in fiscal 1994 compared to 10.0% of revenues in fiscal 1993, primarily reflecting the lower sales levels as a result of the EEPROM Asset Sale. The Company believes that the development of new products and enhancement of existing products is essential to its continued success. Consequently, the Company anticipates that its research and development expenditures will be somewhat higher in future periods as a result of increased development efforts on new LAN products.

  Marketing, general and administrative expenses for fiscal 1994 decreased $888,000, or 11.3%, to $6,939,000 as compared to fiscal 1993. This decrease was attributable primarily to a decrease in payroll, reductions in marketing and selling commissions, product advertising and administrative expenses after the Company reduced its workforce and terminated operations of sales offices no longer needed after the EEPROM Asset Sale. These year-to-year expense reductions were partially offset by increases in litigation expenses, payments made to certain executive officers of the Company under the special loan forgiveness program, and reserves for future payments and associated costs under the officer loan forgiveness program covering the full amount of the notes to be forgiven. As a percentage of revenues, marketing, general and administrative expenses were 32.3% in fiscal 1994 compared to 23.7% in fiscal 1993, primarily reflecting lower sales levels of EEPROM products as a result of the EEPROM Asset Sale. The Company anticipates that marketing, general and administrative expenses will be lower in future periods primarily as a result of continued efforts to reduce overhead expenses offset partially by increased variable selling commissions.

  Interest expense has resulted primarily from borrowings under the Company's credit facility and from equipment leases. Interest expense in fiscal 1994 decreased $600,000 to $456,000 as compared to fiscal 1993 as a result of a reduction in lease payments, primarily attributable to the assignment of certain lease obligations to Atmel in the EEPROM Asset Sale.

  On October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes." The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. Previously the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Adoption of FAS 109 did not have a significant effect on the consolidated financial statements of the Company.

  FISCAL 1993 COMPARED TO FISCAL 1992

  Revenues in fiscal 1993 decreased 11.1% from fiscal 1992, as revenues were $32,980,000 in fiscal 1993 compared to $37,080,000 in fiscal 1992. Revenues in fiscal 1992 included $1,000,000 in non-recurring license fees. The decrease in revenues in fiscal 1993 compared to fiscal 1992 was due primarily to a 21.1% decrease in sales of the Company's EEPROM and UVEPROM products as a result of decreased unit volume, partially offset by an increase in average selling prices due to a high percentage of sales of more highly priced and more advanced memories. In addition, the decrease in product sales was partially due to certain events in the fourth quarter of fiscal 1993: failure by the Company's foundry partners to deliver on a timely basis sufficient quantities of wafer products having acceptable yields and sufficient quality, and a cash shortage at the beginning of the quarter which restricted the Company's ability to start new wafers. Although there was a decline in the overall sales of memory products of the Company, fiscal 1993 sales of these products to military customers increased 10.4% from fiscal 1992. The decrease in sales of memory products was partially offset by a 9.0% increase in sales of the Company's Ethernet data communication products. The Ethernet data communication product sales increase was a result of an increase in the unit volume of such products, offset partially by a decrease in the average selling prices of such products primarily as a result of a change in product mix reflecting the sales of a greater number of lower priced products.

  Gross profit was $11,184,000 or 33.9% of net sales in fiscal 1993 as compared to $12,315,000, or 33.2% of net sales in fiscal 1992. Gross profit margins continued to be favorably impacted by increased sales of higher margin Ethernet data communication products. The Company believes that gross profit margins have been and will continue to be favorably affected by the reduction in costs achieved by the Company in connection with its restructuring and workforce reductions in prior periods. Further improvements in the Company's gross margins will be dependent upon achieving additional cost reductions through the Company's long-term foundry arrangements.

  Research and development expenses in fiscal 1993 were $3,289,000 or 10.0% of net sales, compared to $4,722,000 or 12.7% of net sales in fiscal 1992. Although research and development expenditures were lower in fiscal 1993 than in fiscal 1992, the Company continued to invest significant amounts in research and development of its core EEPROM and Ethernet data communication technologies and in the development of new products and processes. The decrease in research and development expenditures was due primarily to decreased salary and benefits expenses resulting from a reduction in personnel and lower indirect material costs. As a part of the Company's efforts to reduce expenses and its restructuring, the Company's expenditures on research and development activities have been significantly reduced during recent periods due primarily to a substantial decrease in the number of engineers devoting their efforts to research and development. These reductions have resulted in a decrease in the Company's research and development efforts in substantially all areas, including new products and manufacturing process development.

  Marketing, general and administrative expenses were $7,827,000 or 23.7% of net sales in fiscal 1993 compared to $10,173,000 or 27.4% of net sales in fiscal 1992. The decrease in expenses was principally attributable to decreased salary and benefits expenses due to a reduction in personnel as a part of the Company's workforce reductions in prior periods, lower bad debt, product advertising and other overhead expenses associated with a reduced headcount, partially offset by higher sales representative's commission expense.

  In the fourth quarter of fiscal 1993, a $3,236,000 charge was recorded for restructuring and other expenses as a result of several factors. The Company recorded a writedown of the remaining fabrication equipment from the 1992 plant closure resulting from unsuccessful attempts to sell this rapidly aging equipment. In addition, there was a writeoff of SEEQ manufactured inventory that relates to three products originally manufactured in the Company's closed fabrication facility, which became obsolete after receiving qualified products from the Company's foundry partners in the fourth quarter. Additional reserves were also recorded due to certain pending litigation. Finally, as a result of the resignation of the Company's previous president and chief executive officer, the Company recorded other non-recurring expenses relating to severance costs and his portion of the officer loan forgiveness program adopted by the Company's Board of Directors in the fourth quarter of fiscal 1993 (See Note 4 of Notes to Consolidated Financial Statements).

  Interest expense was $1,056,000 in fiscal 1993 compared to $1,444,000 in fiscal 1992 due to lower interest expense associated with equipment leases that were paid off as part of the restructure and shut-down of the Company's fabrication facility. Nominal interest income declined due to lower average cash balances and the absence of short-term cash investments.

  No income tax benefit from net operating loss carryforwards was recorded in fiscal 1993 since future realization of such carryforwards is not assured. As of September 30, 1993, the Company had significant net operating loss and tax credit carryforwards. The Tax Reform Act of 1986 (the "Act") also may impair or reduce future annual utilization of net operating loss carryforwards under certain circumstances, including the event of a cumulative stock ownership change of greater than 50% over a three-year period as defined under the Act.

FACTORS AFFECTING FUTURE RESULTS

  The semiconductor industry is highly cyclical. The industry is characterized by rapid technological change, fluctuations in end-user demand and price erosion. Accordingly, a particular company's operating results may be affected not only by industry-wide demand, but also by timely introduction of new products, market acceptance of competitive products, price competition and the distribution channels for its products. The Company's future quarterly operating results may also fluctuate as a result of other Company specific factors, such as price competition for mature products, growth of the Ethernet local area networking segment of the electronics market and acceptance of the Company's newly introduced products for that market segment, variations in manufacturing yields for its products and significant expenditures for new products and process development. Due to the foregoing and other factors, past results may not be indicative of future results.

  In addition, the securities of many high-technology companies have historically been subject to extreme price and volume fluctuations. The Company may be subject to these same fluctuations which may adversely affect the market price of the Common Stock.

  With specific reference to customer product shipment demands, the increase in LAN subsystem product sales for the third quarter of fiscal 1994 was primarily due to shipments of proprietary transceiver products to Apple Computer which began in March 1994. Since there is no long term contract with Apple Computer for these proprietary products, the Company is limiting its production to meet only firm purchase orders received from Apple Computer. These shipments represented 23.2% of the Company's revenues for the third quarter of fiscal 1994. The Company cannot predict the long term future requirements of this customer with any degree of certainty. Due to the foregoing and other factors, past results may not be indicative of future results.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations and met its capital requirements through cash raised from operations, private and public placements of equity and debt securities, capital leases and bank lines of credit.

  Management believes that existing sources of liquidity, anticipated cash flow from operations, borrowings under the Company's credit facility, and expected results of litigation (see Item 3), will be adequate to satisfy its projected working capital expenditures through the end of fiscal 1995. However, there can be no assurance that the Company will have adequate resources to satisfy such requirements. It may become necessary for the Company to raise additional funds from debt and/or equity financing. There can be no assurance that such funds will be available on terms acceptable to the Company, if at all.

  The Company's cash and cash equivalents balance increased from $774,000 as of September 30, 1993 to $2,253,000 as of September 30, 1994, primarily as a result of the proceeds from the sale of the Company's common stock to Atmel in connection with the EEPROM Asset Sale.

  OPERATING ACTIVITIES

  Cash flows used for operating activities in fiscal 1994 were $1,923,000 compared to $969,000 in fiscal 1993. The increase in cash flows used by operating activities for fiscal 1994 compared to fiscal 1993 was due primarily to the net loss in fiscal 1994 of $4,638,000 before provisions for restructuring of $4,932,000 and before the effect of the gain on sales of stock of $1,693,000 compared to the net loss in fiscal 1993 of $888,000 before provisions for restructuring of $3,236,000 and payments of certain other accrued liabilities associated with the assets sold in the EEPROM Asset Sale. Partially offsetting these unfavorable operating activities, the year-to-year changes in current assets and liabilities accounts favorably affected operating cash flows in fiscal 1994 compared to fiscal 1993.

  INVESTING ACTIVITIES

  Cash flows used for investing activities in fiscal 1994 were $3,296,000, reflecting cash invested in property and equipment acquisitions of $394,000, partially offset by cash provided by $98,000 of proceeds attributable to the disposal of equipment. Cash flows used for investing activities in fiscal 1993 were $200,000, reflecting cash invested in property and equipment acquisition of $271,000, partially offset by cash provided by proceeds on disposal of equipment of $71,000. During fiscal 1994, the Company used cash resources to reduce its effective short-term credit borrowings interest rate by borrowing the minimum required borrowings of $3,000,000 under a secured bank line of credit with CIT Group/Credit Finance, Inc. ("CIT"), and investing the proceeds in a short-term certificate of deposit. The Company anticipates modest capital expenditures in future periods associated with its research and development activities and for test operations.

  FINANCING ACTIVITIES

  Cash flows provided by financing activities in fiscal 1994 were $6,698,000. During fiscal 1994, the Company received $4,917,000 in proceeds from the issuance and sale of its common stock to Atmel. During fiscal 1994, the Company borrowed $3,000,000 under its bank line of credit with CIT and invested the proceeds in a short-term certificate of deposit. Finally, cash flows used to pay capital lease obligations in fiscal 1994 were $1,219,000, primarily as a result of the EEPROM Asset Sale, in which the Company terminated its equipment leases associated with equipment transferred to Atmel. In November 1993, the Company entered into a secured two year asset-based line of credit agreement with CIT. The agreement provides for borrowings of up to 80% of eligible accounts receivable not to exceed $5,000,000. The revolving credit facility is secured by the assets of the Company and requires the Company to maintain certain restrictive and financial covenants, including covenants requiring the Company to maintain working capital of $750,000 and a net worth of $3,000,000, and prohibiting the Company from incurring or agreeing to incur capital expenditures of in excess of $1,200,000 in any fiscal year. The Company is currently in compliance with such covenants. Interest on borrowings is payable at the lender's reference prime rate plus 2.25% per annum, with a minimum quarterly interest charge based on average borrowings of $3,000,000, and is payable monthly. The credit facility has an initial term of two years and is subject to renewal thereafter.

IMPACT OF CURRENCY AND INFLATION

  The Company purchases its materials and services in U.S. dollars, and its foreign sales are primarily billed in U.S. dollars. Accordingly, the Company has not been subject to substantial currency exchange fluctuations. However, there can be no guarantee that this trend will continue. The effect of inflation on SEEQ's financial results have not been significant to date.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         Index to Financial Statements.

Financial Statements                                                                                             Page
         Report of Independent Accountants                                                                         27

         Consolidated Balance Sheets at September 30, 1994 and September 30, 1993                                  28

         Consolidated Statements of Operations for the Years Ended September 30, 1994, 1993 and 1992               29

         Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 1994, 1993 and 1992     29

         Consolidated Statements of Cash Flows for the Years Ended September 30, 1994, 1993 and 1992               30

         Notes to Consolidated Financial Statements                                                             31-40


         Financial Statement Schedules                                                                           Page

         II    Amounts Receivable from Related Parties and Underwriters,
               Promoters, and Employees Other than Related Parties                                                S-1

         V     Property and Equipment                                                                             S-2

         VI    Accumulated Depreciation and Amortization of Property and Equipment                                S-3

         VII   Valuation and Qualifying Accounts                                                                  S-4

         X     Supplementary Statement of Operations Information                                                  S-5

         Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Financial Statements or notes thereto.

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS
OF SEEQ TECHNOLOGY INCORPORATED

       In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of SEEQ Technology Incorporated and its subsidiaries at September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three fiscal years in the period ended September 30, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

San Jose, California
October 21, 1994, except for
Note 12, which is as of
November 23, 1994

CONSOLIDATED BALANCE SHEETS
- ---------------------------------------------------------------------------------------------------
                                                                      September 30,   September 30,
(Thousands, except share amounts)                                              1994            1993
- ---------------------------------------------------------------------------------------------------
ASSETS
Current Assets
Cash                                                                      $   2,253       $     774
Restricted cash                                                               3,000              --
Accounts receivable, less allowances for sales
  returns and doubtful accounts of $664 and $1,692                            3,254           6,210
Inventories                                                                   2,138           6,839
Other current assets                                                            950             666
- ---------------------------------------------------------------------------------------------------
Total current assets                                                         11,595          14,489
- ---------------------------------------------------------------------------------------------------
Property
  and equipment:
Machinery and equipment                                                       6,795          19,771
Furniture and fixtures                                                        4,224           6,094
Leasehold improvements                                                          195             210
- ---------------------------------------------------------------------------------------------------
                                                                             11,214          26,075
Accumulated depreciation and amortization                                    (9,915)        (22,973)
- ---------------------------------------------------------------------------------------------------
                                                                              1,299           3,102

Other assets                                                                  4,413             280
- ---------------------------------------------------------------------------------------------------
                                                                          $  17,307       $  17,871
===================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Note payable to bank                                                      $   3,000       $      --
Accounts payable                                                              3,185           4,015
Accrued salaries, wages and employee benefits                                   786           1,193
Other accrued liabilities                                                     2,719           2,462
Deferred income on sales to distributors                                        105              69
Current portion of capitalized lease obligations                                892           1,417
Current portion of notes payable                                                 --             245
- ---------------------------------------------------------------------------------------------------
Total current liabilities                                                    10,687           9,401
- ---------------------------------------------------------------------------------------------------
Long-term liabilities                                                         2,564           1,926
- ---------------------------------------------------------------------------------------------------
Commitments and contingencies (see Notes 8 and 11)
Stockholders' equity
Convertible preferred stock, $.01 par value; 1,000,000
  shares authorized, no shares outstanding                                       --              --
Issuance of common stock, $.01 par value; 40,000,000 shares
  authorized, 25,799,535 and 21,687,810 shares outstanding                      258             217
Additional paid-in capital                                                  117,511         112,636
Notes receivable from sale of common stock                                       --            (472)
Accumulated deficit                                                       $(113,713)       (105,837)
- ---------------------------------------------------------------------------------------------------
Total stockholders' equity                                                    4,056           6,544
- ---------------------------------------------------------------------------------------------------
                                                                          $  17,307       $  17,871
===================================================================================================

         See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
- ----------------------------------------------------------------------------

                                                  Year Ended September 30,
                                                ----------------------------
(Thousands, except per share amounts)           1994        1993        1992
- ----------------------------------------------------------------------------
Revenues                                     $21,480     $32,980     $37,080
- ----------------------------------------------------------------------------
Costs and expenses:
Cost of revenues                              15,632      21,796      24,765
Research and development                       3,278       3,289       4,722
Marketing, and general and administrative      6,939       7,827      10,173
Restructuring and other expenses               4,932       3,236       7,431
- ----------------------------------------------------------------------------
                                              30,781      36,148      47,091
- ----------------------------------------------------------------------------
Loss from operations                          (9,301)     (3,168)    (10,011)
Interest expense                                (456)     (1,056)     (1,444)
Interest and other income, net                   187         100         154
Gain on sales of stock                         1,693          --          --
- ----------------------------------------------------------------------------
Net loss                                     $(7,877)    $(4,124)   $(11,301)
============================================================================
Net loss per share                           $ (0.32)    $ (0.25)   $  (0.74)
============================================================================
Average common shares outstanding             24,273      16,741      15,243
============================================================================


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

- -----------------------------------------------------------------------------------------------------------------------
Years ended September 30, 1994, 1993 and 1992
                                               Common Stock       Additional
                                            ------------------     Paid-in        Notes        Accumulated
(In thousands)                              Shares      Amount     Capital      Receivable       Deficit         Total
- -----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1991               14,504      $145       $105,531      $(1,522)      $ (90,412)      $ 13,742
=======================================================================================================================
Issuances to employees under
  employee stock plans                         360         4            491           --              --            495
Issuance of common stock                       700         7          1,279           --              --          1,286
Write-off of stockholder loan                   --        --             --          250              --            250
Net loss                                        --        --             --           --         (11,301)       (11,301)
- -----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1992               15,564       156        107,301       (1,272)       (101,713)         4,472
- -----------------------------------------------------------------------------------------------------------------------
Issuances to employees under
  employee stock plans                          87         1            108           --              --            109
Issuance of common stock                     5,804        58          4,987           --              --          5,045
Exercise of warrants                           233         2            195           --              --            197
Payment received on officer loans               --        --             --          350              --            350
Forgiveness of officer loans                    --        --             --          450              --            450
Vesting of officer stock options                --        --             45           --              --             45
Net loss                                        --        --             --           --          (4,124)        (4,124)
- -----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1993               21,688       217        112,636         (472)       (105,837)         6,544
- -----------------------------------------------------------------------------------------------------------------------
Issuances to employees under
  employee stock plans                         186         2            218           --              --            220
Issuance of common stock                     3,615        36          4,397           --              --          4,433
Exercise of warrants                           311         3            261           --              --            264
Forgiveness of officer loans                    --        --             --          472              --            472
Net loss                                        --        --             --           --          (7,877)        (7,877)
- -----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994               25,800      $258       $117,512      $    --       $(113,714)      $  4,056
=======================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
- -------------------------------------------------------------------------------------------------------
                                                                            Year Ended September 30,
                                                                           --------------------------
(Increase/(Decrease) in cash and cash equivalents, in thousands)           1994       1993       1992
- -------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                 $(7,877)   $(4,124)   $(11,301)
Adjustments to reconcile net income to net cash
  used for operating activities:
Depreciation and amortization                                              1,069      1,865       3,424
Gain on sales of stock                                                    (1,195)        --          --
Provision for restructuring and other                                      4,932      3,236       7,431
Other                                                                         25          5          54
Forgiveness of officer loans                                                 472         88         250
Changes in assets and liabilities:
Accounts receivable                                                        2,326       (346)      2,315
Inventories                                                                1,597      2,285       1,641
Other current assets                                                         316       (254)        351
Other assets                                                                 196        656         (23)
Accounts payable                                                            (830)    (3,306)      2,039
Accrued salaries, wages and employee benefits                               (407)       348        (406)
Other accrued liabilities                                                 (2,100)      (988)     (8,154)
Deferred income on sales to distributors                                      36        (93)       (178)
Long-term obligations                                                       (483)      (341)       (791)
- -------------------------------------------------------------------------------------------------------
Net cash used for operating activities                                    (1,923)      (969)     (3,348)
- -------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                                        (394)      (271)       (758)
Proceeds on disposal of equipment                                             98         71       3,185
Short-term investments in restricted account                              (3,000)        --          --
- -------------------------------------------------------------------------------------------------------
Net cash provided by (used for) investing activities                      (3,296)      (200)      2,427
- -------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments on) short-term borrowings                          3,000     (4,297)      2,297
Payments of capital lease obligations                                     (1,219)    (1,108)     (6,130)
Proceeds from issuances of stock                                           4,917      5,351       1,781
Proceeds from notes receivable on sale of stock                               --        350          --
- -------------------------------------------------------------------------------------------------------
Net cash (used for) provided by financing activities                       6,698        296      (2,052)
- -------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                       1,479       (873)     (2,973)
Cash and cash equivalents at beginning of period                             774      1,647       4,620
- -------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                               $ 2,253    $   774    $  1,647
=======================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest                                   $   433    $ 1,146    $  1,693
Supplemental disclosure of non-cash investing and
  financing activities:
Capital lease obligations incurred for the acquisition
  of equipment                                                           $    29    $    61    $     51
- -------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

SEEQ Technology Incorporated (the "Company") was incorporated in California on January 13, 1981 to engage in the development, production and sale of state-of-the-art, high technology semiconductor devices. During fiscal 1987, the Company changed its state of incorporation from California to Delaware.

For purposes of presentation, the Company has indicated its fiscal year as ending on September 30; whereas, in fact, the Company operates on a 52/53-week fiscal year ending on the last Sunday in September of each year. Fiscal 1992, 1993 and 1994 are 52-week years. Two customers accounted for approximately 15.6% and 10.6% of the Company's revenues in fiscal 1994. No one customer accounted for 10 percent or more of revenues in fiscal 1993 or 1992. Sales to foreign customers in fiscal years 1994, 1993 and 1992 were approximately 33%, 19% and 18%, respectively, of revenues during such years. During fiscal years 1994, 1993 and 1992, approximately $3.4 million, $3.3 million and $4.9 million respectively, represented sales to customers in Europe, and approximately $3.6 million, $2.9 million and $1.7 million, respectively, represented sales to customers in the Asian/Pacific Rim region. Sales to other geographical regions during such years were not material.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of SEEQ Technology Incorporated and its subsidiaries. Upon consolidation, all significant intercompany accounts and transactions are eliminated.

INVENTORIES. Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

Inventories consist of the following:

- -----------------------------------------------------
                                    September 30,
    (Thousands)                 1994             1993
- -----------------------------------------------------
    Raw materials             $  928           $1,766
    Work in process            1,162            3,699
    Finished goods                48            1,374
- -----------------------------------------------------
                              $2,138           $6,839
- -----------------------------------------------------


PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five years. Depreciation of leasehold improvements is computed using the shorter of the remaining term of the leases or the estimated useful lives of the improvements. Depreciation for federal income tax purposes is computed using accelerated methods.

LICENSE AND ROYALTY INCOME RECOGNITION. Income resulting from the licensing of the Company's products to other manufacturers is recognized when the related contractual obligations are fulfilled and the related fees are billable. Royalty income is recognized upon the reported sale of products subject to royalties. License revenue of $1 million was recognized in fiscal 1992.

SALES TO DISTRIBUTORS. The Company sells to certain domestic distributors under agreements allowing certain rights of return and price protection on unsold merchandise. Such sales are not recognized for financial reporting purposes until the merchandise is sold by the distributor, as reported by the distributor for its fiscal month end closest to that of the Company. Upon shipment of semiconductor devices by the Company, amounts billed to domestic distributors by the Company are included as accounts receivable; inventory is relieved; and the sale and estimated gross profit are deferred until all the conditions of sale are met. Semiconductor revenue from sales to international distributors is recognized at the time of shipment. The amount of inventory maintained at international distributors that is subject to returns and allowances is not material.

CASH EQUIVALENTS. For purposes of the statements of cash flows, the Company considers all highly liquid investment instruments with a maturity of three months or less to be cash equivalents.

INCOME TAXES. On October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes." The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method (APB 11) to an Asset and Liability approach. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Adoption of FAS 109 did not have a significant effect on the Consolidated Financial Statements of the Company.

BONUS PLANS. The Company's employees earn bonuses for services rendered based upon the level of profitability achieved by the Company and the attainment of certain performance standards by the employee. Approximately $20,000 and $150,000 in bonuses were earned and paid in fiscal 1994 and 1993, respectively. No bonuses were earned during fiscal 1992.

CONCENTRATION OF CREDIT RISK. Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash equivalents and accounts receivable. The Company invests primarily in money market accounts.

The Company's accounts receivable are derived primarily from sales to customers located primarily in the U.S., Europe and the Asia/Pacific Rim. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

At September 30, 1994, outstanding receivables from four customers accounted for 21%, 11%, 7% and 6% of the Company's accounts receivable. At September 30, 1993, outstanding receivables from three customers accounted for 9%, 7% and 5% of the Company's accounts receivable.

NET INCOME (LOSS) PER SHARE. Net income per share is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding during the applicable period. Common equivalent shares, which result from the assumed exercise of stock options and warrants were not included in the calculation of net (loss) per share as their effect was antidilutive.

NOTE 3.  SALE OF EEPROM ASSETS AND SEEQ COMMON STOCK TO ATMEL

Pursuant to the Asset Purchase Agreement dated February 7, 1994 (the "Asset Purchase Agreement"), by and between SEEQ and Atmel Corporation ("Atmel"), Atmel purchased the assets of SEEQ related to its electrically erasable programmable read only memory ("EEPROM") products (the "EEPROM Asset Sale"). Under the terms of the Asset Purchase Agreement, Atmel acquired all of SEEQ's rights in assets related to SEEQ's EEPROM products, including intellectual property, equipment, inventory and a portion of the accounts receivable. The purchase price for such assets consisted of 135,593 shares of Atmel's common stock and $481,632 in cash. In addition, Atmel assumed certain liabilities under equipment leases for equipment used in producing EEPROM products.

During the third quarter of fiscal 1994, SEEQ sold the 135,593 shares of Atmel common stock it received in the EEPROM Asset Sale for total proceeds of $6,693,000, reflecting a gain on the sale of $1,693,000. A significant portion of the proceeds from the stock sale was deposited in two escrow accounts subject to claims of indemnity by Atmel under the Asset Purchase Agreement. One escrow account, containing $600,000 (recorded as other current assets) is subject to claims by Atmel with respect to the equipment, inventory and accounts receivable sold to Atmel in the EEPROM Asset Sale. Atmel has asserted a claim for the full amount deposited in this escrow account. SEEQ has notified Atmel that it disagrees with the claim, and Atmel and SEEQ are currently attempting to resolve this claim under the terms of the Asset Purchase Agreement. The funds in this escrow account will remain in escrow until the claim is resolved by an agreement between SEEQ and Atmel, or a determination is made by a court or arbitrator. The Company believes that it will be successful in refuting Atmel's claim and that it will recover the full amount of $600,000 held in the escrow account. The second escrow account, containing $4,329,000 (recorded as other assets), is subject to claims by Atmel with respect to the EEPROM technology sold to Atmel in the EEPROM Asset

Sale. Atmel has notified SEEQ that, based on certain claims asserted by Hualon Microelectronics Corporation ("Hualon") that SEEQ previously granted Hualon certain license rights to the EEPROM technology, Atmel believes it may be entitled to assert a claim against this escrow account, although Atmel has not done so to date. The funds in this escrow account will remain in escrow until February 1999, or if a determination is made that SEEQ is entitled to such funds under any release condition in the escrow agreement, or if Atmel makes a claim prior to February 1999 under such escrow then until such claim is revolved. (SEE
NOTE 11. LITIGATION.)

In connection with the EEPROM Asset Sale, Atmel acquired 3,614,701 shares of SEEQ's common stock pursuant to a Stock Purchase Agreement dated February 7, 1994, representing approximately 14% of SEEQ's outstanding shares as of such date. Such shares were purchased at a price of $1.25 per share, for a total purchase price of $4,518,376.

The following unaudited pro forma information reflects the results of operations for the years ended September 30, 1994 and September 30, 1993 as if the EEPROM Asset Sale had occurred as of October 1, 1992 after giving effect to certain adjustments, including reversal of the revenue and related costs of sales attributable to EEPROM products, reduction in research and development and marketing expenses associated with the development and marketing of EEPROM products and reduction in interest expense associated with leased equipment used in manufacturing EEPROM products. The pro forma information excludes the effect of the restructuring charges which were recorded in fiscal 1994, as a consequence of the sale of assets in the EEPROM Asset Sale, and the effect of the gain of sales of stock which was recorded in fiscal 1994. The average number of shares outstanding in both periods presented has been adjusted to reflect the effect of issuing the shares of SEEQ's common stock to Atmel pursuant to the purchase agreement as if they had been outstanding for the entire period. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place at October 1, 1992 or of operating results which may occur in the future.

- -------------------------------------------------------------
                               Year ended September 30,
                              1994                  1993
                        (in thousands, except per share data)
                                     (unaudited)
- -------------------------------------------------------------
Net Sales                   $18,444                $16,486
Net Loss                    $(4,113)               $(4,338)
Net Loss per Share          $ (0.16)               $ (0.21)
- -------------------------------------------------------------


NOTE 4.  RESTRUCTURINGS

SUBCONTRACT MANUFACTURING RESTRUCTURING. In September 1990, the decision was made to convert the Company's manufacturing plant into a pre-production and process development facility. In order to achieve this objective, the Company needed to develop foundry arrangements to provide the Company with an adequate source of wafer supply.

In fiscal 1992, the Company secured additional foundry arrangements, and, as a consequence, decided to close its manufacturing facility. In connection with the closure of its facility in fiscal 1992, management recorded a $7,431,000 restructuring charge. This restructuring charge included facility and lease costs, equipment writeoffs and severance payments. The restructuring charges recorded in fiscal 1992 were in part based on management's best estimates of the sales value of certain equipment and the cost to transfer manufacturing processes to outside foundries.

In fiscal 1993, the Company recorded an additional $2,449,000 restructuring charge. This charge was as a result of unsuccessful attempts by the Company to sell certain remaining fabrication equipment and a provision was made to write off certain Company manufactured inventory which became non-saleable as a result of qualified products from the Company's foundry partners being produced. Additional reserves were also recorded due to certain pending litigation (SEE
NOTE 11. LITIGATION).

In connection with the EEPROM Asset Sale (SEE NOTE 3. SALE OF EEPROM ASSETS AND SEEQ COMMON STOCK TO ATMEL) and the Company's decision in the second quarter of fiscal 1994 to discontinue its end-user Ethernet adapter board product line, the Company adopted a restructuring plan pursuant to which, among other things, certain business operations were discontinued, certain facilities are being eliminated and certain employees were terminated. As a result of the EEPROM Asset Sale and restructuring plan and certain adjustments to the reserve at September 30, 1993, the Company recorded total restructuring and other costs of $4,932,000.

The following table summarizes the restructuring provisions at September 30, 1994 and 1993 (in thousands):

- ----------------------------------------------------------------------------------------------------------------------------
                                                                     Restructuring
                                                                        Benefit         Utilization of
                                                                       (Charge)            (Benefit)
                                                  Reserve at          Recorded in        Charge During        Reserve at
                                              September 30, 1993      Fiscal 1994        Fiscal 1994      September 30, 1994
- ----------------------------------------------------------------------------------------------------------------------------
                                                                              (in thousands)
- ----------------------------------------------------------------------------------------------------------------------------
Facility, lease inventory and other
  equipment costs                                 $(2,055)             $ 1,026            $   413            $  (616)
- ----------------------------------------------------------------------------------------------------------------------------
EEPROM Asset Sale Restructuring                        --
  Sale proceeds                                        --                5,482             (5,482)                --
  Less: Costs of assets transferred                    --               (5,656)             5,656                 --
- ----------------------------------------------------------------------------------------------------------------------------
  Net loss on sale                                     --                 (174)               174                 --
- ----------------------------------------------------------------------------------------------------------------------------
  Excess facilities                                    --               (3,186)               652             (2,534)
  Severance                                            --                 (421)               421                 --
  Discontinued  inventories                            --                 (404)               254               (150)
  Excess property and leasehold
    improvements                                       --                 (158)               158                 --
  Other costs                                          --                 (578)               231               (347)
- ----------------------------------------------------------------------------------------------------------------------------
                                                       --               (4,747)             1,716             (3,031)
- ----------------------------------------------------------------------------------------------------------------------------
End-user Ethernet adapter board
  products write-off
  Discontinued  inventories                            --                 (808)               808                 --
  Other costs                                          --                 (229)               229                 --
- ----------------------------------------------------------------------------------------------------------------------------
                                                       --               (1,037)             1,037                 --
- ----------------------------------------------------------------------------------------------------------------------------
  Total                                           $(2,055)             $(4,932)           $ 3,340            $(3,647)
============================================================================================================================

FACILITY LEASE, INVENTORY AND OTHER EQUIPMENT COSTS.

This reversal in fiscal 1994 reflects an adjustment to a reserve recorded in prior fiscal years by the Company to cover estimated costs in connection with the termination of the Company's prior facility lease. SEE NOTE 11. LITIGATION.

EEPROM ASSET SALE RESTRUCTURING

In connection with the EEPROM Asset Sale, the Company incurred certain restructuring costs as follows:

Excess facilities. The Company determined that the Company's current headquarters' office and manufacturing space is substantially in excess of the facilities necessary to operate the Company's continuing business. Since the Company occupies these facilities under a lease with a remaining term of approximately eight years, the Company decided to sublease its facilities for the remaining term of the lease. The Company recorded reserve representing the Company's estimate of the difference between rent payable by the Company under the lease and the rent payable to the Company under a sublease.

Severance. The Company substantially reduced its workforce as a result of the termination of 78 employees in the quarter ended March 31, 1994.

Discontinued inventories. As a result of the EEPROM Asset Sale, the Company discontinued certain inventories.

Excess property and leasehold improvements. The Company wrote off fixtures and other property and leasehold improvements related to the assets sold that were no longer usable in the Company's continuing operations.

Other costs. The Company recorded other costs, including property tax obligations, obsolete computer systems and legal fees.

END-USER ETHERNET ADAPTER BOARD PRODUCTS WRITE-OFF

During the quarter ended March 31, 1994, the Company discontinued its end-user Ethernet adapter board product line, and recorded restructuring costs as follows:

Discontinued inventories. The Company wrote off Ethernet adapter board product inventories that the Company discontinued.

Other costs. The Company recorded other costs, including severance costs, component supplier termination charges and excess property and leasehold improvement write-offs.

NOTE 5.  STOCKHOLDERS' EQUITY

WARRANTS. In fiscal 1991, as partial consideration for a bank credit agreement, the Company issued a warrant exercisable for five years to purchase 150,000 shares of the Company's common stock at $1.56 per share. In fiscal 1992, as consideration to extend the credit agreement for an additional year, the Company issued an additional warrant exercisable through August 1, 1995 to purchase 100,000 shares of the Company's common stock at $3.13 per share. In fiscal 1992, in conjunction with the private placement of 700,000 shares of common stock, warrants for the purchase of a like number of shares were issued, exercisable for three years to purchase shares of the Company's common stock at $2.75 per share. In addition, the placement agent was granted the right to purchase 70,000 shares of common stock at $2.00 per share together with a warrant to purchase an additional 70,000 shares of common stock at $2.75 per share. The warrants issued in conjunction with the private placement were repriced in fiscal 1993 to purchase the Company's common stock at $.85 per share. In fiscal 1993, in conjunction a foreign equity offering, warrants were issued to purchase 120,000 shares of common stock at $1.25 per share. In the third quarter of fiscal 1993, as part of a public offering of 4.6 million shares of the Company's common stock, warrants to purchase an additional 2.3 million shares at $1.40 per share were issued. In addition, the selling agent was granted warrants to purchase 460,000 shares of common stock at $1.06. The value of these warrants was immaterial at the date of issuance for fiscal years 1993, 1992 and 1991.

CONVERTIBLE PREFERRED STOCK. At September 30, 1994, 1,000,000 shares of preferred stock are authorized for issuance with no shares outstanding. Attributes of the preferred stock, such as dividend rates, voting rights, and liquidation preferences, are subject to determination by the Company's Board of Directors upon issuance.

COMMON SHARES. The Company's amended articles of incorporation authorize the issuance of up to 40,000,000 common shares. The following table summarizes shares of common stock reserved for issuance as of September 30, 1994:

- ----------------------------------------------------------------------
Issuable upon                                         Number of Shares
- ----------------------------------------------------------------------
Exercise of stock warrants                                3,357,385

Exercise of stock options,
including shares available for option                     5,118,965

Periodic Purchase Plan                                      142,273
- ----------------------------------------------------------------------
                                                          8,618,623
- ----------------------------------------------------------------------


NOTES RECEIVABLE. Notes receivable represent loans made to certain executive officers during fiscal 1987 and 1988 to exercise their stock options. These promissory notes were with full recourse to such executive officers, were secured by the shares purchased, and were originally due and payable within three years of issuance. The Company subsequently agreed to extend the date for repayment of amounts borrowed by all of these executive officers through September 30, 1993.

Because the market price of the Company's common stock declined substantially to a level below the exercise price of such options, in fiscal 1993 the Board of Directors adopted a Special Loan Forgiveness Program (Program). The Program was designed so that the executive would sell the shares held in pledge by the Company, remit the proceeds to the Company and the balance of the indebtedness would be forgiven in quarterly installments through June 1995 to serve as a motivation for the executives to continue in the employment of the Company.

The executives in the Program sold all SEEQ shares held in pledge by the Company during fiscal 1993 and applied the entire proceeds of $350,000 to the repayment of loans outstanding to the Company. In fiscal 1993, the Company's former Chief Executive Officer left the Company and the Board of Directors decided to forgive in full his indebtedness of $415,000. In fiscal 1994, another officer left the Company and the Board of Directors also decided to forgive his full indebtedness. As a consequence of the Board of Director's decisions, the Company decided that it should reserve in full the remaining costs associated with the Program of $667,000.

NOTE 6.  EMPLOYEE STOCK PLANS

PERIODIC PURCHASE PLAN. All employees who have met the minimum service period are eligible to participate in the Company's Periodic Purchase Plan. Employees may purchase shares subject to the Plan at a price not less than 85% of the lesser of the fair market value at the beginning or end of the offering period. The term of each offering period is six months. During fiscal 1994, 1993 and 1992, 17,000, 19,000 and 17,000 shares were issued at average purchase prices of $1.01, $0.85 and $1.47 per share, respectively. At September 30, 1994, 142,273 shares are available for issuance under the plan.

STOCK OPTION PLANS. During fiscal 1982 the Company adopted two stock option plans; an incentive plan for employees and a non-statutory plan for certain employees, directors, sales representatives, distributors and consultants. The plans were subsequently combined. Under the restated plan, as amended, a total of 6,360,000 shares of common stock have been reserved for issuance under the combined plan. Options are granted for a period not in excess of ten years from the date of grant. Terms for exercising options are determined by the Board of Directors. Options outstanding at September 30, 1994 become exercisable in cumulative increments proportionately over a four-year period from the date of grant, except that if termination occurs within six months from commencement date, no options are exercisable. Options are granted to purchase shares at prices not less than the fair market value at the date of grant. The plan expires in 2002.

In fiscal 1990, the Company adopted a non-statutory stock option plan for non-employee directors. A total of 200,000 shares of common stock were reserved for issuance under the plan. Options are automatically granted to eligible board members at the director's initial election or appointment and subsequent annual meetings commencing with the second annual meeting following the date of initial election or appointment. Options are exercisable after an initial six month waiting period following the date of grant at prices not less than the fair market value on the date of the grant. Options are subject to repurchase rights by the Company to the extent that they are not vested at the time of termination of Board membership.

In fiscal 1990, the Company's subsidiary, Kodiak Technology Incorporated, adopted a non-statutory stock option plan for certain employees of both Kodiak and the Company. A total of 200,000 shares of the common stock of Kodiak were reserved under the plan. Terms for exercising options are determined by the Board of Directors. Options outstanding at September 30, 1993, become exercisable after an initial waiting period of six months following the date of grant. Options are subject to repurchase by the Company to the extent that they are not vested at the time of termination of employment.

The following table summarizes stock option activity under the restated 1982 stock option plan:

                                             Shares            Options Outstanding
                                           Available    --------------------------------------
(Thousands except per share amounts)       For Grant    Shares      Price Per Share     Amount
- ----------------------------------------------------------------------------------------------
Balance 9/30/91                                3,428     2,272    $1.063  --  $9.250   $ 3,497
Granted                                       (1,254)    1,254     2.250  --   2.875     3,156
Canceled                                         419      (419)    1.063  --   9.250      (975)
Exercised                                                 (343)    1.063  --   1.875      (470)
- ----------------------------------------------------------------------------------------------
Balance 9/30/92                                2,593     2,764     1.063  --   7.875     5,208
Granted                                       (1,514)    1,514     1.000  --   1.563     1,795
Canceled                                         691      (691)    1.063  --   5.500    (1,314)
Exercised                                                  (76)    1.063  --   1.375      (103)
- ----------------------------------------------------------------------------------------------
Balance 9/30/93                                1,770     3,511     1.063  --   7.875     5,586
Granted                                       (1,518)    1,518     1.344  --   1.375     1,986
Canceled                                       1,746    (1,746)    1.063  --   5.500    (3,106)
Exercised                                                 (162)    1.500  --   1.625      (192)
- ----------------------------------------------------------------------------------------------
Balance 9/30/94                                1,998     3,121     1.000  --   7.875     4,274
- ----------------------------------------------------------------------------------------------
Options exercisable at 9/30/94                           1,731    $1.000  --  $7.875   $ 2,454
==============================================================================================


NOTE 7.  SHORT-TERM NOTE PAYABLE

In fiscal 1991, the Company entered into a bank credit agreement which was renewed in fiscal 1992. The agreement provided for borrowings of up to 80% of eligible accounts receivable, not to exceed $5.0 million. Interest was charged at the bank's prime rate plus 4.00% and was payable monthly. The line of credit facility was secured by the assets of the Company and required the Company to maintain certain financial ratios and a minimum balance of $1.5 million at the financial institution. On February 15, 1993 the credit facility was converted from a revolving line of credit based on eligible accounts receivable to a term loan and extended the expiration date through September 30, 1993. The loan was paid in full in September 1993.

In November 1993, the Company entered into a secured, two-year, asset-based line of credit agreement with the CIT Group/ Credit Finance. The agreement provides for borrowings at up to 80% of eligible accounts receivable not to exceed $5,000,000. The revolving credit facility is secured by the assets of the Company and requires the Company to maintain certain restrictive and financial covenants, including covenants requiring the company to maintain working capital of $750,000 and a net worth of $3,000,000, and prohibiting the Company from incurring or agreeing to incur capital expenditures in excess of $1.2 million in any fiscal year. The Company is currently in compliance with such covenants. Interest on borrowings is payable at the lender's reference prime rate (7.75% at September 30, 1994) plus 2.25% per annum, with a minimum quarterly interest charge based on average borrowings of $3,000,000, and is payable monthly. The credit facility has an initial term of two years and is subject to renewal thereafter.

During fiscal 1994, in order to reduce its effective short-term credit borrowings interest rate, the Company borrowed the minimum required borrowings of $3,000,000 under the bank line of credit and invested the proceeds in a short-term certificate of deposit. This investment of $3,000,000 is classified as restricted cash.

NOTE 8.  LONG-TERM OBLIGATIONS AND COMMITMENTS

Long-term obligations consisted of the following (in thousands):

- -----------------------------------------------------------------------
                                                     September 30,
                                                1994               1993
- -----------------------------------------------------------------------
Other long-term obligations
Notes payable                                 $   --             $  245
Capitalized lease obligations                    976              2,921
Facility lease obligations                     2,480                422
- -----------------------------------------------------------------------
                                               3,456              3,588
Less: current portion                            892              1,662
- -----------------------------------------------------------------------
                                              $2,564             $1,926
=======================================================================

The Company leases its facilities and certain manufacturing and office equipment under non-cancelable lease arrangements. The major facility lease expires in 2002 and provides for base rental rates which are increased at various times during the terms of the lease and for renewal options to extend the lease for two additional five-year periods. The non-cancelable equipment leases are for terms of three to seven years and generally provide for the lessor to retain the depreciation for income tax purposes. Most of the leases require the Company to pay property taxes, insurance and normal maintenance and repairs.

Leases meeting certain specific criteria are accounted for as the acquisition of an asset and the incurrence of a liability (i.e., a capital lease). Assets recorded as property and equipment under capital leases were as follows:

- -----------------------------------------------------------------------
                                                       September 30,
  (Thousands)                                       1994           1993
- -----------------------------------------------------------------------
  Machinery and equipment                        $ 1,926        $ 5,462
  Furniture and fixtures                             302          1,226
                                                   2,228          6,688
  Accumulated amortization                        (2,152)        (4,937)
- -----------------------------------------------------------------------
                                                 $    76        $ 1,751
=======================================================================

Minimum future lease payments (in thousands) for non-cancelable leases as of September 30, 1994 were as follows:

- -----------------------------------------------------------------------
Years ended                                   Capital         Operating
September 30,                                  Leases            Leases
- -----------------------------------------------------------------------
1995                                           $  957            $1,105
1996                                               62             1,050
1997                                               30             1,060
1998                                               --             1,075
1999                                               --             1,079
Thereafter                                         --             2,865
- -----------------------------------------------------------------------
Total minimum lease payments                    1,049            $8,234
                                               ------------------------
Amount representing interest                      (73)
- -----------------------------------------------------
Present value of minimum
lease payments                                    976
Current portion                                  (892)
- -----------------------------------------------------
Long-term lease obligations                    $   84
- -----------------------------------------------------

Rental expense under all operating leases was $1,522,000 for fiscal 1992, $1,206,000 for fiscal 1993, and $1,056,000 for fiscal 1994.

NOTE 9.  INCOME TAXES

No provision for federal and state income taxes has been recorded as the Company incurred net operating losses through September 30, 1994. At September 30, 1994 the Company had net operating loss carryforwards of approximately $103,000,000 for federal income tax purposes, which may be utilized to reduce future taxable income through 2009. Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be impaired or limited in certain circumstances. Events which may cause changes in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative stock ownership change of more than 50% over a three-year period.

Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                               October 1, 1993       September 30, 1994
                                               ---------------       ------------------
Net operating loss carryforwards                   $ 35,845               $ 37,873
Restructuring accruals                                  683                  1,753
Inventory reserves and basis of difference              681                    177
Compensation accruals                                   289                    154
Account receivable sales return reserve                 267                    303
Other                                                   300                    433
- ---------------------------------------------------------------------------------------
Gross deferred tax assets                            38,065                 40,693
- ---------------------------------------------------------------------------------------
Depreciation and amortization                          (272)                    --
- ---------------------------------------------------------------------------------------
Gross deferred tax liabilities                         (272)                    --
- ---------------------------------------------------------------------------------------
Deferred tax asset valuation allowance              (37,793)               (40,693)
- ---------------------------------------------------------------------------------------
Total net deferred asset                           $     --               $     --
=======================================================================================

The Company has provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability.

NOTE 10.  DEVELOPMENT AND LICENSE AGREEMENTS

In July 1990, the Company entered into an eight year renewable manufacturing and technology agreement with Hualon Microelectronics Corporation ("Hualon"). Hualon provided foundry services to the Company through the second quarter of fiscal 1994. In fiscal 1994, as a result of the EEPROM Asset Sale and disputes with Hualon, the Company is no longer utilizing Hualon's foundry services.

During the first quarter of fiscal 1992, the Company entered into a wafer fabrication agreement with International Microelectronic Products, Inc. (IMP). Under the agreement, IMP will provide foundry services to the Company for the fabrication of Company designed semiconductor products. The agreement can be terminated by either party provided a written notice of at least 18 months is given.

NOTE 11.  LITIGATION

On March 30, 1994, the Company filed a lawsuit in the United States District Court for the Northern District of California against Hualon, one of the Company's former foundries and joint development partners. In the lawsuit, the Company originally sought injunctive relief from the court to prevent Hualon from using certain of the nonvolatile memory technology sold by the Company to Atmel pursuant to the Asset Purchase Agreement, to which Hualon has asserted certain license rights under an alleged license agreement. In response to the Company's claims, Hualon asserted affirmative defenses and counterclaims seeking a declaration by the court that the alleged license agreement is valid and seeking specific performance of the alleged license agreement and other agreements previously entered into by the two parties. Hualon filed a motion for summary judgment and the Company's initial claim was subsequently dismissed by the court. Hualon has subsequently amended its counterclaims to include additional claims in the proceeding, including claims for damages for breach of, and for money owed pursuant to, other agreements between the Company and Hualon. The Company has subsequently amended its original complaint to include a number of additional claims against Hualon, including claims for damages for breach of, and for money owed pursuant to, such other agreements. The Company intends to vigorously prosecute its claims in this lawsuit and to defend the claims made by Hualon. The Company believes that its claims and defenses in this lawsuit are meritorious. Under the terms of one of the escrow agreements entered into with Atmel in connection with the EEPROM Asset Sale, $4,329,000 has been deposited in escrow. In the event that the Company is not successful in invalidating the alleged license agreement, Atmel may assert a claim against the Company under the Asset Purchase Agreement, including a claim for damages, if any, suffered by Atmel as a result of Hualon's use of any of such technology, and, in the event any such claim by Atmel is determined to be valid, Atmel may recover any such damages from the escrow described above. The Company believes that, in the event of any claim by Atmel, the amount of damages that may be payable by the Company upon a resolution thereof will not have a material adverse effect on the Company's cash flow, financial position or results of operations.

On September 4, 1992, an action was filed against the Company by GOCO Realty Fund I, a previous landlord, for rent and damages under a lease of the premises previously occupied by the Company. The Company vacated the premises in July 1992. The claims asserted in this action were subsequently assigned to Brazos Partners, L.P. ("Brazos"). In the action, plaintiff is seeking rent through the original expiration date of the lease, which was September 9, 1994. The lease provided for monthly rental payments of $106,142 from July 1992 through September 1992, $111,449 from October 1992 through September 1993 and $117,021 from October 1993 through September 1994. In addition, plaintiff is seeking certain additional rent and specified damages and costs, including attorneys' fees and courts costs incurred in the litigation. In April 1994, the Company proposed a settlement of this action, and Brazos indicated such a settlement would be acceptable to Brazos. The terms of the settlement would provide for the payment by the Company of $37,500, the issuance by the Company to Brazos of 375,000 shares of its common stock, and the assignment by the Company to plaintiff of a $360,000 promissory note and the $75,000 security deposit on such premises which are both currently due to the Company. Since April 1994, the Company has been in the process of preparing the final settlement agreement and registering the Shares under the Securities Act. In November 1994, Brazos filed an additional lawsuit against the Company alleging that Brazos has incurred certain damages because the Company and Brazos have not yet entered into a final settlement agreement. The Company believes that this additional lawsuit is without merit. Promptly following the registration of the shares of common stock to be issued to Brazos, the Company plans to enter into a final settlement of the litigation with Brazos. Upon the execution of the settlement agreement and the fulfillment of the terms thereof, all such actions and related claims against the Company will be dismissed. The Company believes that a settlement agreement containing such terms will be executed and that the terms of such settlement agreement will be fulfilled by the Company. In the event that such a settlement agreement were not executed or the terms of such settlement agreement were not fulfilled by the Company, these actions would proceed and, in the event the Company were not successful in these actions and it were determined that the plaintiff is entitled to recover damages from the Company, the Company's results of operations and financial conditions would be materially and adversely affected.

The Company is involved in various other litigation and potential claims which management believes, based in part upon discussion with counsel, will not have an adverse effect on the results of operations or the financial position of the Company.

NOTE 12.  SUBSEQUENT EVENTS

In connection with the EEPROM Asset Sale, the Company accrued excess facility costs related to its existing facilities. (NOTE 3. SALE OF EEPROM ASSETS AND SEEQ COMMON STOCK TO ATMEL, AND NOTE 4. RESTRUCTURING.) The Company entered into a sublease dated November 21, 1994 for such facilities, which will commence on February 1, 1995. Based upon the terms of the sublease, in the first quarter of fiscal 1995, the Company will reduce its accrual for excess facility costs by approximately $800,000.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

The information required by this Item is incorporated by reference to the information contained in the section entitled "Election of Directors" contained in the Proxy Statement.

ITEM 11. EXECUTIVE COMPENSATION.

The information required by this Item is incorporated by reference to the information contained in the section entitled "Executive Compensation" contained in the Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The information required by this Item is incorporated by reference to the information contained in the section entitled "Election of Directors - Share Ownership" contained in the Proxy Statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The information required by this Item is incorporated by reference to the information contained in the section entitled "Election of Directors" contained in the Proxy Statement.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

     See Item 8 for a list of Financial Statements and Financial Statement Schedules.


1. Exhibits

3.1 Certificate of Incorporation (incorporated herein by reference to Registrant's Registration Statement on Form S-1 (Registration No.
         33-47985)).

3.2      Bylaws (incorporated herein by reference to Registrant's Registration
         Statement on Form S-1 (Registration No. 33-47985)).

10.1     Form of Indemnification Agreement with Directors and Officers
         (incorporated herein by reference to Registrant's Form 8-B filed on June
         2, 1987).

10.2     Executive Compensation Plans and Arrangements.

10.2.1 Restated Periodic Purchase Plan, as amended (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

10.2.2 Notice of Periodic Purchase Plan Offerings (incorporated herein by reference to Registrant's Form S-8 Registration Statement (Registration
         No. 33-27419) filed on March 7, 1989).

10.2.3 Restated 1982 Stock Option Plan, as amended (incorporated herein by reference to Registrant's Form S-8 Registration Statement (Registration
         No. 33-6544) filed on July 2, 1993).

10.2.4 1989 Non-Employee Director Stock Option Plan (incorporated herein by reference to Registrant's Form S-8 Registration Statement (Registration
         No. 33-35838) filed on July 11, 1990).

10.2.5   Kodiak Technology Incorporated 1989 Stock Option Plan, and related
         Stock Option and Stock Purchase Agreements (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1989).

10.2.6   Separation Agreement dated as of October 1, 1993, between the
         Company and J. Daniel McCranie.

10.2.7   Separation Agreement dated as of March 4, 1994, between the Company and
         Michael E. Villott.

10.3     Build to Suit Lease dated as of October 15, 1982, as amended ("1982
         Lease"), between the Company and David W. Mariani Investment Partnership dba Mariani Financial Co. (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1986).

10.4 Stock Purchase Agreement dated as of July 16, 1990 between the Company and Hualon Microelectronics Corporation (incorporated herein by referenc to Registrant's Quarterly Report on Form 10-Q for the period ended June
         30, 1990).

10.5 Technology Transfer and Foundry Agreement dated as of July 16, 1990 between the Company and Hualon Microelectronics Corporation (subject to confidential treatment) (incorporated herein by reference to Registrant'
         Quarterly Report on Form 10-Q for the period ended June 30, 1990).

10.6     Business Loan Agreement with Silicon Valley Bank dated as of August 2,
         1991 (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

10.7     Amendment to Business Loan Agreement with Silicon Valley Bank as of
         February 24, 1993 (incorporated herein by reference to Registrant's
         Registration Statement on Form S-1 (Registration No. 33-47985)).

10.8     Warrant Purchase Agreement dated as of August 2, 1991 with Silicon
         Valley Bank and warrant issued pursuant thereto (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).


10.9     Foundry Agreement dated as of November 15, 1991 between the Company and
         International Microelectronic Products Inc. (subject to request for confidential treatment) (incorporated herein by reference to Registrant'
         Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

10.10    Loan and Security Agreement with CIT Group/Credit Finance, Inc. dated
         November 22, 1993 (incorporated by reference herein to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended September 30, 1993).

10.11 Warrant Agreement dated January 29, 1992 between the Company and certain stockholders (incorporated by reference herein to Registrant's
         Registration Statement on Form S-1 (Registration No. 33-64822)).

10.12 Warrant Agreement dated April 27, 1993 between the Company and certain stockholders (incorporated by reference herein to Registrant's
         Registration Statement on Form S-1 (Registration No. 33-64822)).

10.13    Form of Warrant issued by the Company to certain stockholders on July 30
         1993 (incorporated by reference herein to Registrant's Registration
         Statement on Form S-1 (Registration No. 33-64822)).

10.14 Stock Purchase Agreement and Exhibits thereto dated January 10, 1992 between the Company and certain stockholders (incorporated by reference herein to Registrant's Registration Statement on Form S-1 (Registration
         No. 33-64822)).

10.15    Asset Purchase Agreement dated February 7, 1994 between the Company and
         Atmel Corporation (incorporated by reference to the Company's Form 8-K dated February 7, 1994).

10.16    Stock Purchase Agreement dated February 7, 1994 between the Company and
         Atmel Corporation (incorporated by reference to the Company's Form 8-K dated February 7, 1994).

10.17    Escrow Agreement dated February 7, 1994 between the Company, Atmel
         Corporation and Wilson, Sonsini, Goodrich & Rosati, P.C. (incorporated b reference to the Company's Form 8-K dated February 7, 1994).

10.18 Escrow Agreement dated April 14, 1994 between the Company, Atmel and Ban of America NT&SA (incorporated by reference to the Company's Quarterly
         Report on Form 10-Q for the fiscal quarter ended March 31, 1994).

13.1 Registrant's Proxy Statement for the 1995 Annual Meeting of Stockholders to be filed with the Securities and Exchange Commission.

21.1     The Company has four subsidiaries: Kodiak Technology Incorporated, a
         Delaware Corporation, Talus Technology Incorporated, a California
         Corporation, SEEQ International Limited, a United Kingdom Corporation an
         SEEQ International SARL, a French Corporation.

23.1     Consent of Price Waterhouse LLP, Independent Accountants.

24.1     Power of Attorney. Reference is made to the Signature Page.

(a) Reports on Form 8-K. The Company filed no Current Reports on Form 8-K during the quarter ended September 30, 1994.


Undertakings

For purposes of complying with the amendments to the rules governing Form S-8 (effective July 13, 1990) under the Securities Act of 1933, the undersigned registrant hereby undertakes as follows:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered on the Form S-8 identified below, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

The preceding undertaking shall be incorporated by reference into registrant's Registration Statement on Form S-8 No. (Registration 33-6554), filed July 2, 1993; registrant's Registration Statement on Form S-8 (Registration No. 33-35838), filed July 11, 1990; and registrant's Registration Statement on Form S-8 (Registration No. 33-27419), filed March 7, 1989.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                  SEEQ TECHNOLOGY INCORPORATED

                                                  By /s/ PHILLIP J. SALSBURY
                                                     -------------------------
                                                  Phillip J. Salsbury
                                                  Chief Executive Officer

Dated:  December 22, 1994

                              POWER OF ATTORNEY


     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Phillip J. Salsbury and Ralph J. Harms, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof:

     Pursuant to the requirements of the Securities Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signature                                                 Title                                    Date
- ---------                                                 -----                                    ----

/s/ PHILLIP J. SALSBURY                           Chief Executive Officer                   December  22, 1994
- -----------------------                           and Director
(Phillip J. Salsbury)                             (Principal Executive
                                                  Officer)

/s/ RALPH J. HARMS                                Vice President, Finance                   December  22, 1994
- -----------------------                           and Administration
(Ralph J. Harms)                                  (Principal Financial
                                                  and Accounting Officer)

/s/ ALAN V. GREGORY                               Chairman of the Board                     December  22, 1994
- -----------------------                           and Director
(Alan V. Gregory)

/s/ J. DANIEL McCRANIE                            Director                                  December  22, 1994
- -----------------------
(J. Daniel McCranie)


/s/ CHARLES HARWOOD                               Director                                  December  22, 1994
- -----------------------
(Charles Harwood)


- -----------------------                           Director                                  December  22, 1994
(Peter Cheng)



                                 EXHIBIT 23.1


                         SEEQ TECHNOLOGY INCORPORATED

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus Constituting part of the Registration Statement on Form S-8 (File No. 33-27419), the Prospectus constituting part of the Registration Statement on Form S-8 (File No. 33-6554), the Prospectus constituting part of the Registration Statement on Form S-8 (File No. 33-35838) of SEEQ Technology Incorporated of our report dated October 21, 1994, except for Note 12, which is as of November 23, 1994, appearing on page 27 of the 1994 Annual Report on Form 10-K.


/s/ PRICE WATERHOUSE LLP

San Jose, California
December 21, 1994

                                                                                                               SCHEDULE II

                                           SEEQ TECHNOLOGY INCORPORATED
                                    AMOUNTS RECEIVABLE FROM RELATED PARTIES AND
                         UNDERWRITERS, PROMOTERS, AND EMPLOYEES OTHER THAN RELATED PARTIES

                                             YEARS ENDED SEPTEMBER 30
                                                  (IN THOUSANDS)

                                   Balance at                                                            Balance at
                                   Beginning                            Amounts          Amounts            End
       Name of Debtor               of Year           Additions        Collected         Forgiven         of Year
- --------------------------------------------------------------------------------------------------------------------------
       1992

       J. Daniel McCranie,
         Chairman and CEO            $  547              $ --           $  --            $  --           $  547

       Phillip J. Salsbury
         Vice President                 461                --              --               --              461

       Michael E. Villott,
         Vice President                 153                --              --               --              153

       Philip A. Ortiz
         Vice President                 127                --              --               --              127

       Ralph J. Harms
         Vice President                  91                --              --               --               91
- --------------------------------------------------------------------------------------------------------------------------

                                     $1,379              $ --           $  --            $  --           $1,379
==========================================================================================================================

       1993

       J. Daniel McCranie
         Chairman and CEO            $  547              $ --           $ 132            $ 415           $   --

       Phillip J. Salsbury
         Vice President                 461                --             121               49              291

       Michael E. Villott
         Vice President                 153                --              39               16               98

       Philip A. Ortiz
         Vice President                 127                --              35               13               79

       Ralph J. Harms
         Vice President                  91                --              23               10               58
- --------------------------------------------------------------------------------------------------------------------------

                                     $1,379              $ --           $ 350            $ 503           $  526
==========================================================================================================================

       1994

       Phillip J. Salsbury
         President and CEO           $  291              $ --           $  --            $ 291           $   --

       Michael E. Villott
         Vice President                  98                --              --               98               --

       Philip A. Ortiz
         Vice President                  79                --              --               79               --

       Ralph Harms
         Vice President                  58                --              --               58               --
- --------------------------------------------------------------------------------------------------------------------------

                                     $  526              $ --           $  --            $ 526           $   --
==========================================================================================================================



                                      S-1

                                                                      SCHEDULE V







                         SEEQ TECHNOLOGY INCORPORATED
                            PROPERTY AND EQUIPMENT

                           YEARS ENDED SEPTEMBER 30
                                (IN THOUSANDS)





                                                                                               Other
                                 Balance at                                   Memory        Changes Add       Balance
                                 Beginning      Additions                     Sale(1)        (Deduct)-         at End
                                  of Year        at Cost    Retirements     Retirements   Reclassification    of Year
- ---------------------------------------------------------------------------------------------------------------------
1992

     Machinery and Equipment      $ 44,338        $ 473       $ 20,276       $     --             $ --       $ 24,535
     Furniture and Fixtures          6,539          163            417             --               --          6,285
     Leasehold Improvements         11,228          173         11,205             --               --            196
- ---------------------------------------------------------------------------------------------------------------------
                                  $ 62,105        $ 809       $ 31,898       $     --             $ --       $ 31,016
=====================================================================================================================

1993

     Machinery and Equipment      $ 24,535        $ 164       $  4,928       $     --             $ --       $ 19,771
     Furniture and Fixtures          6,285          146            337             --               --          6,094
     Leasehold Improvements            196           22              8             --               --            210
- ---------------------------------------------------------------------------------------------------------------------
                                  $ 31,016        $ 332       $  5,273       $     --             $ --       $ 26,075
=====================================================================================================================

1994

   Machinery and Equipment        $ 19,771        $  40       $  4,831       $  8,156             $(29)      $  6,795
   Furniture and Fixtures            6,094          383          1,473            809               29          4,224
   Leasehold Improvements              210           --             15             --               --            195
- ---------------------------------------------------------------------------------------------------------------------
                                  $ 26,075        $ 423       $  6,319       $  8,965             $ --       $ 11,214
=====================================================================================================================

(1) In connection with the EEPROM Asset Sale, the Company sold these assets to Atmel.

                                                                     SCHEDULE VI

                         SEEQ TECHNOLOGY INCORPORATED
                 ACCUMULATED DEPRECIATION AND AMORTIZATION OF
                            PROPERTY AND EQUIPMENT

                           YEARS ENDED SEPTEMBER 30
                                (IN THOUSANDS)


                                               Additions
                                 Balance at    Charged to                                    Other Changes    Balance
                                 Beginning     Costs and                    Memory Sale(1)   Add (Deduct)-    at End
                                  of Year       Expenses     Retirements     Retirements       Describe       of Year
- ---------------------------------------------------------------------------------------------------------------------
1992
    Machinery and Equipment       $ 35,212       $ 2,321     $ (17,071)       $     --          $  661(1)    $ 21,123
    Furniture and Fixtures           3,722           786          (381)             --              --          4,127
    Leasehold Improvements           9,616           317       (11,205)             --           1,293(1)          21
- ---------------------------------------------------------------------------------------------------------------------
                                  $ 48,550       $ 3,424     $ (28,657)       $     --          $1,954       $ 25,271
=====================================================================================================================
1993
     Machinery and Equipment      $ 21,123       $ 1,315     $  (4,854)       $     --          $1,035(1)    $ 18,619
     Furniture and Fixtures          4,127           530          (336)             --               --         4,321
     Leasehold Improvements             21            20            (8)             --               --            33
- ---------------------------------------------------------------------------------------------------------------------
                                  $ 25,271       $ 1,865     $  (5,198)       $     --          $1,035       $ 22,973
=====================================================================================================================
1994
     Machinery and Equipment      $ 18,619       $   612     $  (5,623)       $ (7,494)         $   13(2)    $  6,127
     Furniture and Fixtures          4,321           443          (590)           (689)            110(2)       3,595
     Leasehold Improvements             33            14           (12)             (0)            158(2)         193
- ---------------------------------------------------------------------------------------------------------------------
                                  $ 22,973       $ 1,069     $   6,225        $  8,183          $   281      $  9,915
=====================================================================================================================


(1) Accumulated depreciation related to the EEPROM assets sold to Atmel.
(2) Reserve for disposal of equipment charged to restructure charge.

                                                                    SCHEDULE VII

                         SEEQ TECHNOLOGY INCORPORATED
                       VALUATION AND QUALIFYING ACCOUNTS

                           YEARS ENDED SEPTEMBER 30
                                (IN THOUSANDS)



                                                               Additions
                                                       ------------------------
                                       Balance at      Charged to       Charged                       Balance
                                       Beginning        Costs and       Against     Deductions -      at End
                                        of Year         Expenses       Revenues      Describe         of Year
- -------------------------------------------------------------------------------------------------------------
1992
   Allowance for Doubtful
   Accounts and Sales Returns          $   658          $ 1,046        $ 3,658       $ 2,720(1)       $ 2,642
=============================================================================================================

1993
   Allowance for Doubtful
   Accounts and Sales Returns          $ 2,642          $   489        $ 3,295       $ 4,734(1)       $ 1,692
=============================================================================================================

1994
   Allowance for Doubtful
   Accounts and Sales Returns          $ 1,692          $   138        $ 1,511       $ 2,677(1)       $   664
=============================================================================================================


(1)  Doubtful account write-offs and customer returns and price adjustments.

                         SEEQ TECHNOLOGY INCORPORATED
               SUPPLEMENTARY STATEMENT OF OPERATIONS INFORMATION

                           YEARS ENDED SEPTEMBER 30
                                (IN THOUSANDS)





ITEM                           1994              1993              1992
- -----------------------------------------------------------------------
Maintenance and Repairs       $ 286             $ 266             $ 553


Advertising                     159               199               482


Property taxes                  225               149               458
=======================================================================


Items omitted if less than 1% of revenues or separately reported in the financial statements in the 1994 Annual Report to Stockholders of SEEQ Technology Incorporated.

                         SEEQ TECHNOLOGY INCORPORATED

                              INDEX TO EXHIBITS


                                                                                                    Sequentially
                                                                                                      Numbered
Exhibit          Description                                                                            Page

3.1 Certificate of Incorporation (incorporated herein by reference to Registrant's Registration Statement on Form S-1
                 (Registration No. 33- 47985)).

3.2              Bylaws (incorporated herein by reference to Registrant's
                 Registration Statement on Form S-1 (Registration No. 33-47985)).

10.1             Form of Indemnification Agreement with Directors and Officers
                 (incorporated herein by reference to Registrant's Form 8-B filed on June 2, 1987).

10.2             Executive Compensation Plans and Arrangements.

10.2.1 Restated Periodic Purchase Plan, as amended (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

10.2.2           Notice of Periodic Purchase Plan Offerings (incorporated herein by reference to Registrant's Form S-8 Registration Statement
                 (Registration No. 33-27419) filed on March 7, 1989).

10.2.3 Restated 1982 Stock Option Plan, as amended (incorporated herein by reference to Registrant's Form S-8 Registration Statement
                 (Registration No. 33-6544) filed on July 2, 1993).

10.2.4 1989 Non-Employee Director Stock Option Plan (incorporated herein by reference to Registrant's Form S-8 Registration Statement
                 (Registration No. 33-35838) filed on July 11, 1990).

10.2.5 Kodiak Technology Incorporated 1989 Stock Option Plan, and related Stock Option and Stock Purchase Agreements
                 (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1989).

10.2.6           Separation Agreement dated as of October 1, 1993, between the
                 Company and J. Daniel McCranie.

10.2.7           Separation Agreement dated as of March 4, 1994, between the
                 Company and Michael E. Villott.

10.3             Build to Suit Lease dated as of October 15, 1982, as amended
                 ("1982 Lease"), between the Company and David W. Mariani
                 Investment Partnership dba Mariani Financial Co. (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1986).


10.4             Stock Purchase Agreement dated as of July 16, 1990 between the
                 Company and Hualon Microelectronics Corporation (incorporated herein by reference to Registrant's Quarterly Report on Form
                 10-Q  for the period ended June 30, 1990).

10.5             Technology Transfer and Foundry Agreement dated as of July 16,
                 1990 between the Company and Hualon Microelectronics
                 Corporation (subject to confidential treatment) (incorporated herein by reference to Registrant's Quarterly Report on Form
                 10-Q for the period ended June 30, 1990).

10.6             Business Loan Agreement with Silicon Valley Bank dated as of
                 August 2, 1991 (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

10.7 Amendment to Business Loan Agreement with Silicon Valley Bank as of February 24, 1993 (incorporated herein by reference to Registrant's Registration Statement on Form S-1 (Registration
                 No. 33-47985)).

10.8             Warrant Purchase Agreement dated as of August 2, 1991 with
                 Silicon  Valley Bank and warrant issued pursuant thereto
                 (incorporated herein by reference to Registrant's Annual
                 Report on Form 10-K for the fiscal year ended September 30,
                 1991).

10.9             Foundry Agreement dated as of November 15, 1991 between the
                 Company and International Microelectronic Products Inc.
                 (subject to request for confidential treatment) (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

10.10            Loan and Security Agreement with CIT Group/Credit Finance, Inc.
                 dated November 22, 1993 (incorporated by reference into the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993).

10.11 Warrant Agreement dated January 29, 1992 between the Company and certain stockholders (incorporated by reference herein to Registrant's Registration Statement on Form S-1 (Registration
                 No. 33-64822)).

10.12 Warrant Agreement dated April 27, 1993 between the Company and certain stockholders (incorporated by reference herein to Registrant's Registration Statement on Form S-1 (Registration
                 No. 33-64822)).

10.13 Form of Warrant issued by the Company to certain stockholders on July 30, 1993 (incorporated by reference herein to Registrant's Registration Statement on Form S-1 (Registration
                 No. 33-64822)).

10.14            Stock Purchase Agreement and Exhibits thereto dated January 10,
                 1992 between the Company and certain stockholders
                 (incorporated by reference herein to Registrant's Registration
                 Statement on Form S-1 (Registration No. 33-64822)).

10.15            Asset Purchase Agreement dated February 7, 1994 between the
                 Company and Atmel Corporation (incorporated by reference to the Company's Form 8-K dated February 7, 1994).

10.16            Stock Purchase Agreement dated February 7, 1994 between the
                 Company and Atmel Corporation (incorporated by reference to the Company's Form 8-K dated February 7, 1994).

10.17            Escrow Agreement dated February 7, 1994 between the Company,
                 Atmel Corporation and Wilson, Sonsini, Goodrich & Rosati, P.C.
                 (incorporated by reference to the  Company's Form 8-K dated
                 February 7, 1994).

10.18            Escrow Agreement dated April 14, 1994 between the Company,
                 Atmel and Bank of America NT&SA (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994).





13.1             Registrant's Proxy Statement for the 1995 Annual Meeting of
                 Stockholders, to be filed with the Securities and Exchange
                 Commission.

21.1             The Company has four subsidiaries: Kodiak Technology
                 Incorporated, a Delaware Corporation, Talus Technology
                 Incorporated, a California Corporation, SEEQ International
                 Limited, a United Kingdom Corporation and SEEQ International
                 SARL, a French Corporation.

23.1             Consent of Price Waterhouse LLP, Independent Accountants.

24.1             Power of Attorney.  Reference is made to the Signature Page.


SEEQ TECHNOLOGY INCORPORATED
THE DATA COMMUNICATIONS COMPANY

COMPANY PROFILE

SEEQ Technology Incorporated is a leading designer and manufacturer of Data Communication products. As an Ethernet silicon pioneer, it introduced the industry's first Ethernet chip set in 1982. SEEQ manufactures integrated circuits that use specialized complementary metal oxide silicon (CMOS) process technology and mixed signal design techniques. Founded in 1981, the Fremont, California-based company has shipped more than 10 million LAN integrated circuits. SEEQ's Ethernet solutions are used in industry leading products for bridges and routers, switching hubs, LAN and wide area network (WAN) analyzers, workstations and network printers. In September 1994, it unveiled the industry's first Fast Ethernet (100 mega-bits/second) four-port controllers. SEEQ also pioneered Full Duplex Ethernet chip solutions introducing the industry's first offering in November 1992. SEEQ's broadened vision as The Data Communications Company enables it to further leverage its capabilities in the evolving data communications marketplace, including Fast Ethernet and Asynchronous Transfer Mode (ATM). SEEQ is a contributing member of the Fast Ethernet Alliance, Full Duplex Switched Ethernet Consortium and the Desktop ATM 25 Alliance. SEEQ completed its initial public offering of common stock in October 1983 and is located at 47200 Bayside Parkway, Fremont, California 94538. Telephone (510) 226-7400.



SEEQ HURRICANE(TM) AND AUTODUPLEX(TM) DESIGNATION.

[PHOTO]

SEEQ's Hurricane family of products offer 100 Mbit Fast Ethernet Solutions. Symbol indentifies product as a part of SEEQ's Hurricane family.

[PHOTO]

Symbol indentifies product as AutoDUPLEX device.


Hurricane and AutoDUPLEX are trademarks of SEEQ Technology Incorporated.

Board of Directors

ALAN V. GREGORY
Chairman of the Board
SEEQ Technology Incorporated

Chairman and CEO
XECOM, Inc.

DR. PHILLIP J. SALSBURY
Chief Executive Officer, President
SEEQ Technology Incorporated

CHARLES HARWOOD
Director
SEEQ Technology Incorporated

J. DANIEL McCRANIE
Director
SEEQ Technology Incorporated
Vice President, Sales and Marketing
Cypress Semiconductor

PETER CHENG
Director
SEEQ Technology Incorporated

President, Crosslink Semiconductor, Inc.


Corporate Officers

DR. PHILLIP J. SALSBURY
Chief Executive Officer, President

RALPH J. HARMS
Vice President, Chief Financial Officer,
Secretary

PHILIP A. ORTIZ
Vice President, Worldwide Sales

WALTER B. GEBAUER
Vice President, Manufacturing


Corporate Counsel

BROBECK, PHLEGER &
HARRISON
San Francisco, California


Independent Accountants
PRICE WATERHOUSE
San Jose, California


Registrar & Transfer Agent
American Stock Transfer & Trust
Company
40 Wall Street
New York, New York 10005


Corporate Headquarters
47200 Bayside Parkway
Fremont, California 94538


Additional copies of this report
are available by writing to:
SEEQ Technology Incorporated
47200 Bayside Parkway
Fremont, California 94538
(510) 226-7400


Annual Meeting
The annual meeting of stockholders
will be held 3:00 PM, March 23, 1995
at SEEQ Technology, Inc.
47200 Bayside Parkway
Fremont, CA 94538